     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 1998
                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 UROSURGE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                             3845                            04-3222411
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              2660 CROSSPARK ROAD
                             CORALVILLE, IOWA 52241
                                 (319) 626-8311
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                DAVID H. MAUPIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 UROSURGE, INC.
                              2660 CROSSPARK ROAD
                             CORALVILLE, IOWA 52241
                                 (319) 626-8311
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             CHRISTOPHER D. MITCHELL, ESQ.                               ALISON S. RESSLER, ESQ.
            WILSON SONSINI GOODRICH & ROSATI                               SULLIVAN & CROMWELL
                PROFESSIONAL CORPORATION                             444 S. FLOWER STREET, SUITE 1200
                   650 PAGE MILL ROAD                                 LOS ANGELES, CALIFORNIA 90071
              PALO ALTO, CALIFORNIA 94304                                     (213) 955-8000
                     (650) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                                PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                                             AGGREGATE             AMOUNT OF
  SECURITIES TO BE REGISTERED                                  OFFERING PRICE(1)      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common Stock, par value $.01................................      $40,480,000             $11,942
========================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 9, 1998
PROSPECTUS
       , 1998
                                                   SHARES

                                      LOGO

                                 UROSURGE, INC.

                                  COMMON STOCK

     All of the                shares of Common Stock, par value $.01 (the
"Common Stock"), offered hereby are being issued and sold by UroSurge, Inc. ("UroSurge" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the
initial public offering price will be between $     and $     per share. See
"Underwriting" for information relating to the factors to be considered in determining the initial public offering price.

     The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market, under the symbol "URSG."

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                                                      UNDERWRITING
                                                 PRICE TO            DISCOUNTS AND           PROCEEDS TO
                                                  PUBLIC             COMMISSIONS(1)           COMPANY(2)
--------------------------------------------------------------------------------------------------------------
Per Share................................           $                      $                      $
Total(3).................................           $                      $                      $
--------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of this offering estimated at $800,000, which will be paid by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to additional shares of Common Stock at the Price to Public less Underwriting Discounts and Commissions solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $     , $     and $     , respectively. See "Underwriting."

     The shares of Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made in New
York, New York, on or about           , 1998.

DONALDSON, LUFKIN & JENRETTE                                    CIBC OPPENHEIMER
          SECURITIES CORPORATION

     UroSurge(R), UroVive(TM), SANS(TM), SpiraStent(TM), FilaStent(TM), AcuTrainer(R) and UroTherm(R) are trademarks of the Company. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective holders.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus assumes (i) the filing of the Company's Restated Certificate of Incorporation authorizing a class of undesignated Preferred Stock, to be effective upon the completion of this offering, (ii) the conversion of all outstanding shares of Preferred Stock into
Common Stock upon the completion of this offering, (iii) a   - for-  reverse
stock split of the Company's Common Stock to be effected prior to the completion of this offering and (iv) no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                  THE COMPANY

     UroSurge develops, manufactures and markets medical devices for the treatment and management of genito-urinary disorders. The Company is developing a broad range of proprietary products to address segments of the urology market that are currently underserved as a result of ineffective or costly therapies. The Company is initially focusing much of its efforts on addressing urinary incontinence ("UI"), which afflicts approximately 13 million people in the U.S. and accounts for approximately $15 billion in annual treatment costs. The UI market presents a significant opportunity because approximately two-thirds of UI sufferers are dissatisfied with current treatment alternatives according to a recent U.S. study by the National Association for Continence. The Company believes that its lead products, UroVive for stress UI and the Stoller Afferent Nerve Stimulation ("SANS") devices for urge UI, represent superior alternatives to existing therapies by offering minimally invasive, cost-effective, long-term solutions for patients suffering from these conditions. The Company launched these products in Europe in March 1998 and is currently conducting pivotal (late-stage) clinical trials in the U.S. Additionally, the Company is developing and marketing a number of other products to treat a variety of urological conditions.

     UroVive is a minimally invasive urethral bulking system for the treatment of certain types of stress UI. The UroVive procedure involves the permanent implantation of one or more hydrogel-filled microballoons around the urethra and is designed to close the bladder neck and immediately restore urinary continence. The procedure can be performed in about 20 minutes in an outpatient setting under local anesthesia. The Company believes that UroVive is a practical, safe, long-term solution and is more convenient and cost-effective than palliative approaches such as diapers and urethral plugs that do not cure the problem. The Company also believes that UroVive offers significant advantages over competing injectable urethral bulking agents that suffer from problems of absorption and migration (which can lead to the need for repeat procedures or raise safety concerns) and are not easily retrievable should urinary retention occur. UroVive also provides an advantage over invasive surgical procedures, which are costly and can result in post-surgical complications. The Company is marketing and selling UroVive in Europe under CE mark certification, and is currently conducting pivotal clinical trials of UroVive in the U.S. Results of pilot (early-stage) clinical trials indicate a 90% efficacy rate for patients with the target indication for which the Company has 18-month follow-up data. By comparison, clinical results of the only urethral bulking agent sold commercially in the U.S. indicate only a 52% probability that such patients will maintain their initial continence for one year. The Company expects to submit a pre-market approval ("PMA") application to the U.S. Food and Drug Administration ("FDA") for UroVive in mid-1999.

     The Company has two SANS devices, percutaneous (through the skin) and subcutaneous (below the skin), for the treatment of urge UI. Both are minimally invasive systems that modulate bladder action through stimulation of the afferent nerve fibers in the ankle area that lead to nerves located in the spinal region that control bladder function. Such stimulation has been shown to greatly reduce the likelihood that the patient will have an uncontrollable spasm of the bladder wall muscle that can cause the bladder to empty. The percutaneous SANS procedure entails approximately 30 minutes of electrical stimulation and is repeated weekly in a physician's office. Percutaneous SANS consists of a generator that delivers electrical impulses through a small disposable needle, temporarily inserted near the ankle, and lead wire assembly. To facilitate in-home use and enhance patient convenience, the Company is developing a second generation, subcutaneous SANS device that involves the permanent implant of a small, thumbtack-shaped electronic receiver near the patient's ankle, eliminating the need for the use of a needle with each treatment. Few products exist for effectively treating urge UI and the Company believes that SANS is superior to other commercially available products due primarily to its minimally invasive nature and cost-effectiveness. Clinical studies to date on percutaneous SANS, encompassing over 1,000 treatment procedures in 90 patients with average follow-up in excess of two years, indicate an 80% efficacy rate and no complications. By comparison, clinical results of the only commercially available implantable electronic nerve stimulation device also indicate a comparable efficacy rate, but a high rate of post-treatment complications that required reoperation in approximately one-third of all cases. This competing product involves an invasive surgical implant procedure in the spinal area that is costly and requires extensive physician training. The Company is marketing and selling percutaneous SANS in Europe and is currently conducting a pivotal clinical trial in the U.S. The Company expects to submit a PMA application for acute use of percutaneous SANS by early 1999.

     As part of its strategy of offering a broad range of products to physicians treating genito-urinary disorders, the Company has also developed or licensed SpiraStent, FilaStent and a kidney stone grasper for use in removing kidney stones; AcuTrainer for diagnosing and managing urge UI; UroTherm for warming irrigation fluids used in various gynecological and urological procedures; demineralized bone paste for use in treating vesicoureteral reflux ("VUR") in infants and children; and a urethral pressure catheter for the diagnosis of stress UI. The Company has received FDA 510(k) clearance for U.S. marketing of SpiraStent and AcuTrainer and has submitted 510(k) clearance applications for FilaStent and UroTherm. The Company is currently marketing and selling SpiraStent, FilaStent and AcuTrainer in Europe and SpiraStent and AcuTrainer in the U.S.

                                    STRATEGY

     The Company's objective is to establish itself as the leader in the development and commercialization of clinically effective solutions for UI and other genito-urinary disorders treated by urologists, urogynecologists and gynecologists. The following are the key elements of the Company's strategy.

     Accelerate Commercialization of Existing Products. The Company has substantially developed the infrastructure, including international distributors, manufacturing capabilities and sales and marketing management, that will help accelerate the commercialization of its products. The Company is marketing and selling UroVive, percutaneous SANS, SpiraStent, FilaStent and AcuTrainer in Europe and other international markets and is recognizing revenues from these efforts in the second quarter of 1998. The Company is also marketing and selling SpiraStent and AcuTrainer in the U.S. and intends to commence marketing of UroVive and SANS in the U.S. upon receipt of PMA approval.

     Become the Leader in the Treatment of UI. UI is a significant problem for a large number of adults, particularly women and the elderly, and is one of the most intractable and debilitating conditions treated by urologists and urogynecologists. The UI market offers significant potential due primarily to the inadequacy of existing treatments. The Company intends to offer improved approaches for all levels of care, ranging from diagnosis to surgery, and for all types of UI. The Company is focusing on the development of products that are highly effective and minimally invasive, as compared to many current approaches for managing UI, which are either palliative, such as diapers, or involve invasive surgical procedures.

     Offer a Comprehensive Product Line. Urologists, urogynecologists and gynecologists are responsible for treating most genito-urinary disorders and use a wide range of products. The Company is developing a broad line of products to address the needs of these physicians while focusing on product opportunities that represent significant improvements over currently available therapies. As part of these efforts, the Company intends to explore the applicability of its current products and technologies to additional clinical indications. The Company also continually evaluates product concepts and technologies that may present potential solutions for unmet needs in its targeted markets and, in addition to internal development efforts, actively seeks to license or acquire rights to such potential products and technologies.

     Penetrate International Markets. The Company believes that there is a significant international market for its products. The Company distributes products internationally through local distributors on a country-by-country basis to access such distributors' established networks and specialized expertise regarding the health care system, including reimbursement practices, in their respective markets. The Company's current distributors cover 14 European countries, South Korea, Australia and Japan. In addition, as part of its international marketing efforts, the Company has established clinical research relationships with leading international urologists. The Company believes that its country-specific approach will accelerate sales growth, provide comprehensive geographic market coverage and enable the Company to access particular markets and customers.

     Build Specialized, Direct Sales Force in the U.S. According to industry sources, there are approximately 8,000 urologists and 800 urogynecologists in the U.S. The Company believes that this relatively small number of physicians to which it will market its products affords a unique opportunity to develop a cost-effective, direct sales effort. Accordingly, the Company has retained all U.S. sales and marketing rights to its products and has commenced hiring of a marketing and sales force in the U.S. To gain acceptance of its products, the Company conducts physician training and disseminates clinical and patient outcome data. In addition, the Company markets its products by raising patient awareness of its available treatments through advertising, magazine articles and other media.

                                    HISTORY

     UroSurge was incorporated in Delaware in August 1993. Since its inception, the Company has received, licensed or obtained an option or right to license 10 issued or allowed U.S. patents and five pending U.S. patent applications and has received three FDA investigational device exemption ("IDE") approvals for U.S. clinical trials, two FDA 510(k) clearances and CE mark certifications for two products. The Company's achievements to date are attributable to the experience of its management team and to the Company's relationships with opinion leaders at major research and treatment institutions, which include Children's Hospital and Medical Center, an affiliate of Harvard Medical School, University of Iowa, and University of California-San Francisco ("UCSF") School of Medicine. The Company is located at 2660 Crosspark Road, Coralville, Iowa 52241 and its telephone number is (319) 626-8311.

                                  THE OFFERING

Common Stock offered by the Company...................  shares
Common Stock outstanding after this offering..........  shares(1)
Use of proceeds.......................................  For increased research and development, including clinical trials, expansion of sales
                                                        and marketing activities, expansion of
                                                        manufacturing capabilities and general
                                                        corporate purposes, including working
                                                        capital. See "Use of Proceeds."
Proposed Nasdaq National Market symbol................  URSG

---------------
(1) Based upon shares outstanding as of March 31, 1998. Excludes (i) 968,958 shares issuable upon exercise of options outstanding at a weighted average exercise price of $0.65 per share, (ii) 300,000 shares reserved for future issuance under the Company's 1998 Employee Stock Purchase Plan, (iii) 300,000 shares reserved for future issuance under the Company's 1998 Director Option Plan and (iv) 612,000 shares reserved for future issuance under the Company's 1994 Amended and Restated Stock Plan. See "Capitalization," "Management -- Incentive Stock Plans" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1995          1996          1997
STATEMENTS OF OPERATIONS DATA:
Net revenues............................................  $        --   $    20,166   $    11,707
Operating expenses:
  Cost of revenues......................................           --        12,649         5,432
  Research and development..............................      848,301     1,940,795     3,594,613
  Marketing and sales...................................        2,200       270,823       391,877
  General and administrative............................      466,207       771,047     1,479,722
                                                          -----------   -----------   -----------
          Total operating expenses......................    1,316,708     2,995,314     5,471,644
                                                          -----------   -----------   -----------
Loss from operations....................................   (1,316,708)   (2,975,148)   (5,459,937)
Net loss................................................  $(1,234,159)  $(2,777,052)  $(5,250,634)
                                                          ===========   ===========   ===========
Pro forma net loss per share(1).........................                              $     (0.84)
Shares used in computing pro forma net loss per
  share(1)..............................................                                6,281,282

                                                                 AS OF DECEMBER 31, 1997
                                                              -----------------------------
                                                                 ACTUAL      AS ADJUSTED(2)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $  3,266,386      $
Working capital(3)..........................................     3,544,983
Total assets................................................     5,525,819
Long-term debt..............................................       109,728
Accumulated deficit.........................................   (10,012,436)
Total stockholders' equity..................................     4,474,400

------------------------------
(1) See Note 1 of notes to the Company's financial statements for an explanation of the method used to determine pro forma net loss per share.

(2) As adjusted to reflect the sale of           shares of Common Stock offered
    hereby at an assumed initial public offering price of $     per share and
    the receipt of the net proceeds therefrom.

(3) Working capital consists of current assets minus current liabilities.

                                  RISK FACTORS

     This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following risk factors as well as those discussed elsewhere in this Prospectus. The following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

     UNCERTAINTIES RELATED TO EARLY STAGE OF DEVELOPMENT. Of the Company's products, only UroVive, percutaneous SANS, SpiraStent, FilaStent and AcuTrainer are being marketed in Europe; only SpiraStent and AcuTrainer have been cleared for marketing in the U.S.; and only AcuTrainer has been approved for marketing in Japan. The products the Company is marketing in Europe may not reach the U.S. market and future products may not reach Europe, the U.S. or any other market for a number of reasons. Such reasons include the possibilities that the potential products will be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals or clearances, be difficult to manufacture on a large scale, be uneconomical, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. No assurance can be given that any of the Company's development programs will be successfully completed, that clinical trials will generate anticipated results or will commence or be completed as planned, that required regulatory approvals or clearances will be obtained on a timely basis, if at all, or that any products for which approval is obtained will contain acceptable labeling or be commercially successful. If any of the foregoing do not occur as planned, the Company's business, financial condition and results of operations would be materially adversely affected.

     The Company's business is subject to the risks inherent in the development, licensing and acquisition of new products using new technologies and approaches. There can be no assurance that unforeseen problems will not develop with these technologies or applications, that the Company will be able to successfully address technological challenges it encounters in its research and development programs or that commercially feasible products will ultimately be developed, licensed or acquired by the Company. See "Business -- Research and Development."

     LIMITED OPERATING HISTORY; HISTORY OF LOSSES AND EXPECTATIONS OF FUTURE LOSSES. The Company has a limited operating history upon which its prospects can be evaluated. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry, which is characterized by an increasing number of participants, intense competition and a high failure rate. To date, the Company has engaged primarily in research and development efforts, and a number of the Company's key management and technical personnel have only recently joined the Company. To date, the Company has only generated minimal revenues from product sales and marketed only four of its products in Europe since March 1998. The Company has experienced net losses since its inception and, as of December 31, 1997, the Company had an accumulated deficit of $10.0 million. The development and commercialization of its products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects its net losses to continue through 1999 as it continues to expend substantial resources to build its marketing and sales organizations, continue research and development, obtain regulatory clearances or approvals and expand manufacturing capabilities. There can be no assurance that the Company will ever achieve profitability or that profitability, if achieved, will be sustained. Results of operations may fluctuate significantly from quarter to quarter and will depend upon numerous factors, including actions relating to regulatory and reimbursement matters, progress of clinical trials, discounts to distributors, introduction of alternative therapies for UI and competition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Sales and Marketing," "-- Manufacturing,"
"-- Competition and Technological Change" and "-- Government Regulation."

     LACK OF EXTENSIVE CLINICAL DATA. UroVive and percutaneous SANS are in the pivotal stages of clinical testing in the U.S., and clinical data obtained to date is insufficient to demonstrate the safety and efficacy of these products under applicable FDA regulations and regulatory guidelines. The Company completed pilot clinical trials and received FDA approval to conduct pivotal trials for UroVive in the U.S. in December 1996. The Company obtained EC approval for UroVive in March 1998 and anticipates submitting a PMA application to the FDA in mid-1999. Percutaneous SANS received an Investigational Device Exemption ("IDE") approval in the U.S. in January 1998. There can be no assurance that UroVive or percutaneous SANS will prove to be safe and effective in clinical trials. In addition, the clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining necessary regulatory or reimbursement approvals. There can be no assurance that UroVive or SANS will receive marketing approval from the FDA or that any of the Company's other products will prove to be safe and effective or will be approved or cleared by appropriate regulatory authorities or by health care payors. If UroVive, SANS and the Company's other products under development do not prove to be safe and effective in clinical trials, the Company's business, financial condition and results of operations will be materially and adversely affected. The rate of completion of the Company's clinical trials may be delayed by many factors, including slower than anticipated patient enrollment or adverse events occurring during clinical trials. Completion of preclinical and clinical activities may take several years, and the length of time for completion of the required studies is unpredictable. In addition, data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. No assurance can be given that any of the Company's clinical trials will be successfully completed on a timely basis, or at all, that additional clinical trials will be allowed by the FDA or other regulatory authorities or that such clinical trials will commence as planned. See "Business -- Products and Products Under Development."

     DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The Company's success will depend on its ability to obtain patent protection for its products, preserve its trade secrets, prevent third parties from infringing upon its proprietary rights, and operate without infringing upon the proprietary rights of others, both in the U.S. and internationally. There can be no assurance that the Company's pending or future patent applications will issue, or that the claims of the Company's issued or licensed patents, or any patents that may issue in the future, will provide any competitive advantages for the Company's products or that they will not be successfully challenged, narrowed, invalidated or circumvented in the future. The Company believes that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws and believes the protection afforded by foreign patents or any other foreign intellectual property protection, if obtained, may be more limited than that provided domestically. In addition, there can be no assurance that competitors will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use, offer for sale, sell and import its products. Because patent applications in the U.S. are confidential until the patents issue, and publication of discoveries in the scientific and patent literature tends to lag behind actual discoveries, the Company cannot be certain that Company inventors or licensors were the first to conceive of inventions covered by pending patent applications or that the Company was the first to file patent applications for such inventions.

     The Company licenses certain technologies and may desire to or may be required to obtain additional licenses to patents or proprietary rights of others. No assurance can be given that any licenses required under any patents or proprietary rights of third parties would remain or be made available on terms acceptable to the Company, or at all. If the Company does not maintain or obtain such licenses, it could encounter delays in product introductions while it attempts to design around or otherwise avoid such patents, or it could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, the medical device industry has been characterized by litigation regarding patents and other intellectual property rights, and many companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. Litigation may be necessary to defend against or assert claims of patent infringement or invalidity, to enforce or defend patents issued to or licensed by the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings in the U.S. Patent and Trademark Office, or opposition proceedings in a foreign patent office, may be necessary to determine the priority of inventions with respect to patent applications of the Company or its licensors. Litigation, interference or opposition proceedings could result in substantial costs to and diversion of effort by the Company, and adverse determinations in any such proceedings could prevent the Company from manufacturing, marketing or selling its products and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with its employees and consultants. The Company also has invention or patent assignment agreements with its employees and certain, but not all, consultants. There can be no assurance that relevant inventions will not be developed by a person not bound by an invention assignment agreement. There can be no assurance that binding agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. See "Business -- Patents and Proprietary Technology."

     LACK OF REGULATORY APPROVALS. The design, manufacturing, labeling, distribution and marketing of the Company's products is subject to extensive and rigorous government regulation in the U.S. and certain other countries where the process of obtaining and maintaining required regulatory clearance or approvals is lengthy, expensive and uncertain. In order for the Company to market its products in the U.S., the Company must obtain clearance or approval from the FDA. The Company is required to obtain a PMA prior to U.S. commercial sales of its two lead products, UroVive and SANS. The PMA process can take several years from the initial filing and requires the submission of extensive supporting data and clinical information. The Company has received 510(k) clearance in the U.S. for SpiraStent and AcuTrainer and marketing approval in Europe for UroVive and AcuTrainer. The Company also has submitted applications seeking clearance to market FilaStent and UroTherm through the 510(k) premarket notification process and will be required to submit PMA or 510(k) applications for additional products it is developing or may develop, license or acquire in the future. There can be no assurance that the FDA will act favorably or quickly on such PMA or 510(k) submissions, or that significant difficulties and costs will not be encountered during efforts to obtain FDA clearance or approval. Specifically, the FDA may request additional data or require additional clinical trials be conducted to obtain clearance. In addition, there can be no assurance that the FDA will not impose strict labeling, training or other requirements as a condition to 510(k) clearances or PMA approvals, any of which could limit the Company's ability to market its products. Further, if the Company wishes to modify a product after FDA clearance of a 510(k) premarket notification or approval of a PMA, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals will be required from the FDA. Any request by the FDA for additional data or any requirement by the FDA that the Company conduct additional clinical trials or submit to the more rigorous and lengthier PMA process could result in a significant delay in bringing such products to market and substantial additional research and other expenditures by the Company. Similarly, any labeling, training or other conditions or restrictions imposed by the FDA on the marketing of the Company's products could hinder the Company's ability to effectively market its products in the U.S. Any of the foregoing actions by the FDA could delay or prevent altogether the Company's ability to market and distribute its products and could have a material adverse effect on the Company's business, financial condition and results of operations.

     In order for the Company to market its products under development in Europe and certain other foreign jurisdictions, the Company and its distributors and agents must obtain required regulatory registrations or approvals and otherwise comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. Specifically, certain foreign regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. There can be no assurance that the Company will be successful in maintaining ISO 9001 or CE mark certification. Failure to maintain ISO 9001 or CE mark certification or to obtain or maintain other foreign regulatory approvals could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will obtain any required regulatory registrations or approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining such regulatory registrations or approvals. Delays in obtaining any registrations or approvals required to market the Company's products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company will be required to adhere to applicable FDA Quality System Regulations ("QSR"), which incorporate the FDA's former Good Manufacturing Practice ("GMP") regulations, and similar regulations in other countries that impose testing, control and documentation requirements. Ongoing compliance with applicable QSRs and other applicable regulatory requirements will be strictly enforced in the U.S. through periodic inspections by state and federal agencies, including the FDA, and in foreign jurisdictions by comparable agencies. Failure to comply with applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of approvals previously obtained and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

     UNCERTAINTY OF MARKET ACCEPTANCE. The Company's products are based upon new methods of treating UI and there can be no assurance that these products will gain commercial acceptance among physicians, patients and health care payors, even if necessary international and U.S. marketing approval is obtained. The Company believes that recommendations and endorsements by physicians will be essential for market acceptance of its products and there can be no assurance that any such recommendations or endorsements will be obtained. Market acceptance of the Company's products will also be dependent upon the Company's ability to convince health care payors and providers that such products represent cost-effective alternatives to existing therapies. Such assessments of cost-effectiveness will depend in large part upon the duration of relief from UI provided by the Company's products, and a thorough analysis of long-term patient follow-up data may be necessary to assess such durability. Failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products and Products Under Development."

     COMPETITION. The medical device industry in general and the market for products and treatments in the area of UI in particular are highly competitive. In Europe, the Company competes and, in the U.S., the Company will compete with other providers of products and treatments for UI. There is currently one urethral bulking agent for stress UI and one implantable nerve stimulation device for urge UI approved for commercial sale in the U.S. and other such products are in development. In addition, a number of competitors are currently marketing products, such as absorbents and pharmaceuticals, to treat UI. Some of these products are widely accepted in the health care industry and have a long history of use.

     Many of the Company's current and potential competitors have substantially greater financial, research, technical, manufacturing, marketing and distribution resources than the Company and have greater name recognition and lengthier operating histories in the health care industry. There can be no assurance that the Company will be able to compete effectively against these and other competitors or that the Company's products will replace any currently used devices or systems. Furthermore, there can be no assurance that the Company's competitors will not succeed in developing, either before or after the development and commercialization of the Company's products, devices and technologies that permit more efficient, less expensive and less invasive treatment of UI. It is also possible that one or more pharmaceutical or other health care companies will develop therapeutic drugs, treatments or other products that will substantially reduce the prevalence of UI or otherwise render the Company's products obsolete or irrelevant. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition and Technological Change."

     LIMITED MANUFACTURING EXPERIENCE. The Company is currently scaling up its manufacturing facilities for clinical and early commercial production of its products. The Company does not have experience in manufacturing its products in commercial quantities. There can be no assurance that the Company will be able to attract, train and retain the required personnel or will be able to manufacture commercial quantities of its products in a timely manner, or at all. Manufacturers often encounter difficulties in scaling up production of their products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. There can be no assurance that the Company's manufacturing scale-up efforts will be successful or that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs on a timely basis, or at all. In addition, there can be no assurance that the Company will not encounter unanticipated problems and delays in connection with its contract manufacturers and suppliers. Delays associated with or difficulties encountered in establishing high-volume manufacturing, or problems encountered with contract manufacturers and suppliers, would result in disruptions of product supply. Any of the foregoing would have a material adverse affect on the Company's business, financial condition and results of operations.

     Medical devices, such as the Company's products, can experience performance problems in the field that require review and possible corrective action by the manufacturer. There can be no assurance that component failures, manufacturing errors or design defects that could result in an unsafe condition or injury to the patient will not occur. If any such failures or defects were deemed serious, the Company could be required to withdraw or recall products, which could result in significant costs to the Company. Any future product problems could result in market withdrawals or recalls of products, which could have a material adverse affect on the Company's business, financial condition and results of operations. Furthermore, prior to approval of a PMA application, the Company's facilities, procedures and practices, and the facilities, procedures and practices of its third-party manufacturers, will be subject to a preapproval inspection by the FDA. In addition, if the Company wishes to significantly modify its manufacturing processes or change the supplier of a critical component, additional approvals will be required from the FDA before the change can be implemented. Failure to maintain compliance with the applicable regulatory requirements of various regulatory agencies would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

     DEPENDENCE UPON KEY SUPPLIERS. One of the primary components for the manufacture of UroVive, the microballoon, is purchased by the Company from a single source under a mutually exclusive supply agreement that expires in April 2000, subject to an automatic two-year extension. Other raw materials and components used in the Company's products are purchased from various suppliers. These materials have generally been readily available in the marketplace and have not been the subject of shortages. There can, however, be no assurance that the Company or its suppliers or contract manufacturers will not experience shortages of materials in the future. Delays associated with any such future shortages of materials or components, particularly as the Company scales up its manufacturing activities in support of commercial sales, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

     LIMITED MARKETING AND SALES CAPABILITIES. The Company currently has limited experience in marketing and selling its products. In order to achieve commercial success for any product, UroSurge must increase its marketing and sales capabilities or enter into arrangements with third parties to market and sell its products. There can be no assurance that UroSurge will successfully develop such marketing and sales capabilities or experience. As the Company develops its own marketing and sales capabilities, it will compete with other companies that currently have experienced and well-funded marketing and sales operations.

     The Company markets and sells its products outside the U.S. primarily through a network of international distributors, and the Company's international sales are largely dependent on the marketing efforts of, and sales by, these distributors. Sales through distributors are subject to several risks, including the risk of financial instability of the distributors and the risk that distributors will not effectively promote the Company's products. There can be no assurance that the efforts of these third parties for the marketing and sale of the Company's products will be successful. See "Business -- Sales and Marketing."

     INTERNATIONAL SALES AND OPERATING RISKS. The Company's limited sales of UroVive, percutaneous SANS, SpiraStent and FilaStent have been outside the U.S., and the Company anticipates that a significant portion of its revenues for the next several years will also be derived from international sales of its products. A number of risks are inherent in international operations and transactions. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies often establish product standards different from those in the U.S. and any inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on the Company's international business and its financial condition and results of operations. Additionally, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates. There can be no assurance that the Company will be able to successfully commercialize its existing or future products in any foreign market. See "Business -- Sales and Marketing."

     NO ASSURANCE OF ABILITY TO MANAGE GROWTH. If demand for the Company's products develops and grows, there can be no assurance that the Company will be able to develop the necessary manufacturing capability for its products; build the international sales and marketing capability for products; attract, retain and integrate the required personnel; or implement the financial and management systems necessary to meet the growing demand for its products. Failure of the Company to successfully manage its growth could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing," "-- Manufacturing," "-- Employees,"
"-- Facilities" and "Management."

     PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE. The development, manufacture and sale of medical products entail significant risks of product liability claims. The Company has product liability insurance subject to specified coverage limits. There can no assurance that such insurance coverage will be adequate to protect the Company from any liabilities, including any adverse judgments or settlements, it might incur in connection with the development, clinical testing, manufacture and sale of its products. In addition, product liability insurance is expensive and may in the future not be available to the Company on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company that results in an adverse judgment against or settlement by the Company in excess of any insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Product Liability."

     POSSIBLE FUTURE CAPITAL REQUIREMENTS. To the extent that the Company is unable to successfully commercialize its products or experiences delays in completing product testing and clinical trials or obtaining regulatory approvals and clearances, it may be required to raise additional funds through public or private financing or other arrangements. The Company believes that its existing capital resources and the net proceeds of this offering will be sufficient to satisfy its funding requirements through 1999. There can be no assurance that any required additional funding, if needed, will be available on terms attractive to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     UNCERTAINTY RELATING TO THIRD-PARTY REIMBURSEMENT. The Company's success will be dependent upon, among other things, the ability of users of its products to obtain satisfactory reimbursement from health care payors for the Company's products and procedures employing such products. In the U.S. and international markets, sales of medical products are dependent, in part, on the ability of consumers of these products to obtain reimbursement for all or a portion of their cost from third-party payors, such as government and private insurance plans. Currently, third-party reimbursement is available for some existing therapies used in the treatment of UI (other than for diapers and absorbents). After such time, if ever, as FDA approval or clearance is received, third-party reimbursement for UroVive and SANS will be dependent upon decisions by the Health Care Financing Administration ("HCFA") for Medicare and Medicaid, as well as by individual health maintenance organizations, private insurers and other payors. Such reimbursement approvals will depend in part on the Company's ability to convince payors that such products represent cost-effective alternatives to existing therapies. Such assessments of cost-effectiveness will depend in large part upon the duration of the relief from UI provided by the Company's products, and a thorough analysis of long-term patient follow-up data may be necessary to assess such durability. In addition, the Company has not applied for or received either Medicare or private payor reimbursement approvals for SpiraStent or AcuTrainer, and growth in SpiraStent or AcuTrainer sales in the U.S. will be dependent upon the Company's ability to obtain such reimbursement approvals.

     Reimbursement systems in international markets vary significantly by country. Many international markets have governmentally managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as governmentally managed systems. Market acceptance of the Company's products will depend on the availability of reimbursement in international markets targeted by the Company and will require reimbursement approvals in addition to those already obtained.

     Regardless of the type of reimbursement system, the Company believes that physician advocacy of the Company's products will be required to obtain reimbursement. There can be no assurance that reimbursement will be available or sufficient to allow the Company to sell its products on a competitive basis, or that physicians will support reimbursement for the Company's procedures. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors or adverse changes in governmental and private third party payor's policies toward reimbursement for procedures employing the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Third-Party Reimbursement."

     DEPENDENCE UPON KEY PERSONNEL. The Company's ability to operate successfully and manage its potential future growth depends in significant part upon the continued service of certain key scientific, technical, managerial and finance personnel and its ability to attract and retain additional highly qualified scientific, technical, managerial and finance personnel. None of these key employees has an employment contract with the Company nor are any of these employees covered by key person or similar insurance. The Company faces intense competition for qualified personnel, many of whom are often subject to competing employment offers, and there can be no assurance that the Company will be able to attract and retain such personnel. The loss of key personnel or inability to hire and retain additional qualified personnel in the future could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees."

     NO PRIOR PUBLIC MARKET FOR COMMON STOCK. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that a regular trading market will develop and continue after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of this offering. The factors to be considered in determining the initial public offering include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operation of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering. See "Underwriting."

     VOLATILITY OF COMMON STOCK PRICE. The market prices for securities of medical device companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or others, clinical trial results, government regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or others, future sales of substantial amounts of Common Stock by existing stockholders, comments by securities analysts and general market conditions can have an adverse effect on the market price of the Common Stock. In addition, the realization of any of the risks described in these "Risk Factors" could have a dramatic and material adverse impact on the market price of the Company's Common Stock.

     CONTROL BY EXISTING STOCKHOLDERS. After the completion of this offering, current stockholders, including certain executive officers and directors of the
Company and their affiliates, will own approximately      % of the outstanding
Common Stock. As a result, these stockholders will, to the extent they act together, continue to have the ability to exert significant influence and control over matters requiring the approval of the

Company's stockholders, including the election of a majority of the Company's Board of Directors. See "Principal Stockholders."

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future. Upon completion of this
offering, the Company will have                shares of Common Stock
outstanding, of which the                shares offered hereby will be freely
tradable (unless held by affiliates of the Company). As a result of lock-up agreements between certain stockholders and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the remaining 6,956,037 shares will not become available for sale in the public market until 180 days after the date of this Prospectus, subject in some cases to the volume and other restrictions of Rule 144 and Rule 701 under the Securities Act of 1933, as amended (the "Securities Act"). However, DLJ may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. See "Shares Eligible for Future Sale" and "Underwriting."

     ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS ON PRICE OF COMMON STOCK. Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. Certain provisions of Delaware law applicable to the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholders for a period of three years unless certain conditions are met, could also delay or make more difficult a merger, tender offer or proxy contest involving the Company. The possible issuance of Preferred Stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock" and "-- Certain Charter and Bylaws Provisions and Delaware Anti-Takeover Statute."

     DILUTION. Purchasers of Common Stock in this offering will experience
immediate and substantial dilution of $     per share in the net tangible book
value of the Common Stock from the initial public offering price. Additional dilution is likely to occur upon the exercise of options, warrants and conversion rights granted by the Company. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the           shares of
Common Stock offered hereby at an assumed initial public offering price of
       per share are estimated to be        million (       million if the
Underwriters' over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and the estimated expenses of this offering.

     The Company expects to use a majority of the net proceeds to fund increased research and development activities, including clinical trials, expansion of marketing and sales activities, expansion of manufacturing capabilities and capital expenditures. The Company intends to use the remaining net proceeds for working capital, general and administrative expenses and general corporate purposes. The amounts actually expended for each purpose and the timing of such expenditures may vary significantly depending upon numerous factors, including the timing of regulatory actions regarding the Company's products, the cost and timing of expansion of marketing, sales and manufacturing activities, results of clinical trials and competition. The Company may also use a portion of the net proceeds for the licensing or acquisition of technologies, businesses or products that are complementary to those of the Company. No such acquisitions are currently planned or are being negotiated, and no portion of the net proceeds has been allocated for any specific licensing or acquisition. Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities.

     In addition, a portion of the net proceeds may be used to repay certain amounts the Company may borrow from stockholders under a financing arrangement. Under this arrangement, which is expected to be entered into in April 1998, certain principal stockholders would provide the Company with a line of credit of up to $5.0 million in the event that the Company requires any additional funding prior to receiving the net proceeds from this offering. In exchange for this line, the Company has agreed to issue warrants to the stockholders to purchase an aggregate of 50,000 shares of Common Stock at the initial public offering price per share. The remaining terms of this credit facility are currently being negotiated by the Company and such stockholders. To date, the Company has not borrowed any amounts under this arrangement.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its capital stock. The Company does not anticipate declaring or paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth, as of December 31, 1997, (i) the actual capitalization of the Company and (ii) the as adjusted capitalization of the Company reflecting the conversion of all outstanding shares of Preferred Stock
into Common Stock; the sale of the                shares of Common Stock offered
hereby (at an assumed initial public offering price of $          per share) and
receipt of the proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company; and the restatement of the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock to 50,000,000 shares and create a class of undesignated Preferred Stock. See "Use of Proceeds." This table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included elsewhere in this Prospectus.

                                                               AS OF DECEMBER 31, 1997
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
Cash, cash equivalents and short-term investments...........  $ 3,266,386
                                                              ===========     ========
Long-term debt (including current maturities)...............  $   174,691
Stockholders' equity:
  Preferred Stock, par value $0.01 per share;
     7,220,000 shares authorized, 5,834,404 shares issued
     and outstanding on an actual basis; 5,000,000 shares
     authorized, none issued and outstanding as adjusted....       58,344
  Common Stock, par value $0.01 per share; 15,000,000 shares authorized, 1,121,633 shares issued and outstanding on
     an actual basis; 50,000,000 shares authorized and
               shares issued and outstanding as
     adjusted(1)............................................       11,216
  Additional paid-in capital................................   15,155,720
  Deferred compensation.....................................     (738,444)
  Accumulated deficit.......................................  (10,012,436)
                                                              -----------     --------
          Total stockholders' equity........................    4,474,400
                                                              -----------     --------
          Total capitalization..............................  $ 4,649,091
                                                              ===========     ========

------------------------------
(1) Based upon shares outstanding as of December 31, 1997. Excludes (i) 734,458 shares issuable upon exercise of options outstanding at a weighted average exercise price of $0.26 per share, (ii) 300,000 shares reserved for future issuance under the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan"), (iii) 300,000 shares reserved for future issuance under the Company's 1998 Director Option Plan and (iv) 846,500 shares reserved for future issuance under the Company's 1994 Stock Plan. See
    "Management -- Incentive Stock Plans" and "Description of Capital Stock."

                                    DILUTION

     The pro forma net tangible book value of the Company's Common Stock as of December 31, 1997, was $4,240,638 or $0.61 per share. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding after giving effect to the conversion of outstanding shares of Preferred Stock into Common Stock upon the completion of this offering. After giving effect to the sale of the shares of Common Stock offered hereby (at an
assumed initial public offering price of $     per share) and after deducting
underwriting discounts and commissions and estimated offering expenses, the Company's pro forma net tangible book value as of December 31, 1997 would have
been approximately $          or $     per share. This represents an immediate
increase in pro forma net tangible book value of $     per share to existing
stockholders and an immediate dilution in net tangible book value of $ per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price..................              $
  Pro forma net tangible book value per share at
     December 31, 1997.................................  $
  Increase per share attributable to new investors.....
Pro forma net tangible book value after this
  offering.............................................
Dilution to new investors..............................              $

     The following table summarizes, on a pro forma basis as of December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing stockholders and by investors purchasing shares in this offering
(assuming an initial public offering price of $     per share and after
deducting underwriting discounts and commissions and estimated offering expenses):

                                  SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                --------------------    ----------------------      PRICE
                                 NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
Existing stockholders.........  6,956,037               $14,428,653          %     $ 2.07
New investors.................
                                ---------     -----     -----------     -----
          Total...............                100.0%                    100.0%
                                =========     =====     ===========     =====

                            SELECTED FINANCIAL DATA

     The selected financial data presented below with respect to the Company's financial statements as of and for each of the periods ended December 31, 1993, 1994, 1995, 1996 and 1997 are derived from financial statements of the Company that have been audited by McGladrey & Pullen, LLP, independent auditors. The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included elsewhere in this Prospectus.

                                                   YEAR ENDED DECEMBER 31,
                              ------------------------------------------------------------------
                              1993(1)      1994(1)        1995           1996           1997
STATEMENTS OF OPERATIONS
  DATA:
Net revenues................  $     --    $      --    $        --    $    20,166    $    11,707
Operating expenses:
  Cost of revenues..........        --           --             --         12,649          5,432
  Research and
     development............        --      238,212        848,301      1,940,795      3,594,613
  Marketing and sales.......        --           --          2,200        270,823        391,877
  General and
     administrative.........        --      549,247        466,207        771,047      1,479,722
                              --------    ---------    -----------    -----------    -----------
          Total operating
            expenses........        --      787,459      1,316,708      2,995,314      5,471,644
                              --------    ---------    -----------    -----------    -----------
Loss from operations........        --     (787,459)    (1,316,708)    (2,975,148)    (5,459,937)
Interest income.............        --       36,868         85,003        184,099        187,010
Interest expense............        --           --         (2,454)        (6,386)        (9,023)
Income tax credits..........        --           --             --         20,383         31,316
                              --------    ---------    -----------    -----------    -----------
          Net loss..........  $     --    $(750,591)   $(1,234,159)   $(2,777,052)   $(5,250,634)
                              ========    =========    ===========    ===========    ===========
Basic and diluted net loss
  per share(2)..............  $     --    $   (1.04)   $     (1.23)   $     (2.58)   $     (4.72)
Weighted average shares
  outstanding(2)............        --      723,259        999,510      1,076,987      1,111,267
Pro forma net loss per
  share(2)..................                                                         $     (0.84)
Shares used in computing pro
  forma net loss per
  share(2)..................                                                           6,281,282

                                                     AS OF DECEMBER 31,
                            --------------------------------------------------------------------
                            1993(1)      1994(1)         1995           1996            1997
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term
  investments.............  $     --    $  919,039    $ 4,821,063    $ 2,113,202    $  3,266,386
Working capital(3)........        --       844,636      4,742,010      1,686,566       3,544,983
Total assets..............        --     1,032,889      5,373,922      2,890,545       5,525,819
Long-term debt............        --            --        107,314         92,870         109,728
Accumulated deficit.......        --      (750,591)    (1,984,750)    (4,761,802)    (10,012,436)
Total stockholders'
  equity..................        --       926,171      5,022,789      2,254,435       4,474,400

------------------------------
(1) The Company was incorporated August 6, 1993 and commenced operations in March 1994.

(2) See Note 1 of notes to the Company's financial statements for an explanation of the method used to determine basic and diluted net loss per share, weighted average shares outstanding and pro forma net loss per share.

(3) Working capital is current assets minus current liabilities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus. The following discussion should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

     UroSurge develops, manufactures and markets medical devices for the treatment and management of genito-urinary disorders. The Company believes that its lead products, UroVive and SANS, represent a significant revenue opportunity in Europe and the U.S. Additionally, the Company has a number of other products approved or in development to treat a variety of urological conditions. The Company commenced marketing UroVive, percutaneous SANS, SpiraStent, FilaStent and AcuTrainer in Europe and other international markets in March 1998 and is recognizing revenues from these efforts in the second quarter of 1998. The Company is marketing SpiraStent and AcuTrainer in the U.S. and intends to commence marketing UroVive and percutaneous SANS in the U.S. upon receipt of PMA approval. In addition, the Company has submitted 510(k) clearance applications for FilaStent and UroTherm.

     Since its inception, the Company has financed operations primarily through the private placement of equity securities totaling $14.4 million. The Company has incurred net losses in each year since its inception, including net losses of $5.3 million in 1997, $2.8 million in 1996 and $1.2 million in 1995. The Company's net losses have resulted primarily from expenses incurred in connection with the Company's research and development activities, including clinical and preclinical trials, development of manufacturing processes, general and administrative expenses and sales and marketing expenses. The Company expects to incur net losses through at least 1999 and may incur net losses in subsequent periods although the amount of future net losses and time required by the Company to reach profitability are highly uncertain. Although the Company only sold limited numbers of AcuTrainers in 1996 and 1997, it is recognizing revenues from the sale of UroVive, percutaneous SANS, SpiraStent, FilaStent and AcuTrainer in Europe in the second quarter of 1998. The Company will not generate revenues from commercial sales of UroVive, percutaneous SANS and FilaStent in the U.S. unless FDA approvals are received.

     The Company has entered into license agreements with various parties under which the Company obtained certain intellectual property rights relating to its products. See "Business -- Patents and Proprietary Rights." The Company is obligated to pay royalties of up to 6% on sales of all of its products, except for FilaStent and UroTherm, under such license agreements. The Company currently accounts for such royalties as operating expenses. The Company is also obligated to make certain milestone payments under these license agreements, which could aggregate approximately $1.0 million.

     The Company intends to sell its products through a direct sales force in the U.S. and through local distributors in foreign markets with non-exclusive rights in their respective designated territories. The Company expects gross margins on U.S. sales to be higher than gross margins on international sales due to distributor discounts. The Company believes its gross margins will be primarily affected by product mix, manufacturing costs, sales channels and product pricing.

RESULTS OF OPERATIONS

  FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996

     Net revenues decreased to $12,000 in 1997 from $20,000 in 1996. AcuTrainer was the only product sold commercially by the Company during these periods and is expected to comprise only a small portion of the Company's future revenues. The Company's primary focus has been on the development of UroVive and SANS and, as a result, the Company did not devote significant sales efforts to AcuTrainer sales. The

Company is recognizing revenues from sales of UroVive and percutaneous SANS in Europe in the second quarter of 1998.

     Research and development expenses increased to $3.6 million in 1997 from $1.9 million in 1996. This increase was due primarily to increased costs of development, including materials for UroVive and SANS pivotal clinical trials and preclinical animal testing for the Company's other products. In addition, the increase in expense is associated with the Company's build-up of its research and development personnel as well as payments to consultants. The Company currently employs 17 individuals in research and development and manufacturing on a full-time basis and five individuals on a part-time basis. Research and development expenses are expected to increase as the Company continues to develop its products.

     Marketing and sales expenses increased to $392,000 in 1997 from $271,000 in 1996. This increase was due to the Company's build-up of its sales and marketing personnel, which currently includes six executives and two telemarketers. In addition, the Company is continuing to develop promotional materials, train physicians and attend trade shows, which also contributes to the increase in such expenses. Marketing and sales expenses are expected to increase as the Company commercializes its products and completes the hiring of a direct sales force in the U.S.

     General and administrative expenses increased to $1.5 million in 1997 from $771,000 in 1996. This increase was due primarily to increased personnel costs and associated costs related to obtaining product clearances and establishing administrative functions to support the Company's operations. General and administrative expenses are expected to increase as additional personnel are hired to support the Company's operations and needs as a public company, but at a lower rate than research and development and marketing and sales expenses.

     Interest income increased to $187,000 in 1997 from $184,000 in 1996. Interest expense increased to $9,000 in 1997 from $6,000 in 1996.

     With respect to certain stock options made during 1997, the Company is recognizing compensation charges of $860,000. The Company recognized $122,000 of the compensation charges in 1997, and will recognize the remainder over the related vesting period. The future compensation charges are subject to reduction for any employee who terminates employment prior to the expiration of such employee's vesting period. See Note 5 of notes to the Company's financial statements.

  FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995

     Net revenues were $20,000 in 1996 as a result of sales of AcuTrainers. No revenues were recorded in 1995.

     Research and development expenses increased to $1.9 million in 1996 from $848,000 in 1995. This increase was due to increased costs for the development of UroVive and SANS, including pilot clinical studies and preclinical animal testing, the associated costs for the hiring of research and development personnel and consultants and increased material and prototype expenses.

     Marketing and sales expenses increased to $271,000 in 1996 from $2,000 in 1995. This increase was due primarily to advertising costs for AcuTrainer and image brochures regarding the Company.

     General and administrative expenses increased to $771,000 in 1996 from $466,000 in 1995. This increase was due primarily to increased personnel and associated costs related to obtaining an IDE for UroVive and a 510(k) clearance for AcuTrainer and establishing administrative functions to support the Company's operations.

     Interest income increased to $184,000 in 1996 from $85,000 in 1995. This increase is due primarily to higher cash balances as a result of a $5.3 million private placement of equity securities completed in September and October 1995.

LIQUIDITY AND CAPITAL RESOURCES

     From inception through December 31, 1997, the Company has financed operations primarily through the private placement of equity securities totaling $14.4 million. The Company's principal source of liquidity as of December 31, 1997 consisted of cash, cash equivalents and short-term investments of $3.3 million. The Company's cash used in operating activities increased to $5.7 million in 1997 from $2.5 million in 1996, primarily resulting from an increase in the Company's net loss due to increased research and development, sales and marketing, and general and administrative expenses for preparation and support of clinical trials for UroVive and percutaneous SANS.

     As of December 31, 1997, the Company had approximately $110,000 in long-term debt. The Company expects to enter into a financing arrangement with certain of its principal stockholders during April 1998. Under this arrangement, such stockholders would provide the Company with a line of credit of up to $5.0 million in the event that the Company requires any additional funding prior to receiving the net proceeds of this offering. In exchange for this line, the Company has agreed to issue warrants to purchase an aggregate of 50,000 shares of Common Stock at the initial public offering price per share. The remaining terms of this credit facility are currently being negotiated by the Company and such stockholders. To date, the Company has not borrowed any amounts under this arrangement.

     The Company is completing improvements to a leased building to be used as a manufacturing facility. Leasehold improvements and other capital equipment purchases with an estimated cost of $500,000 are anticipated through the second quarter of 1998. The Company does not anticipate that material capital or other expenditures will be necessary in connection with computer problems associated with year 2000 concerns.

     The Company believes that the proceeds from this offering together with current cash balances will be sufficient to meet the Company's operating and capital requirements through 1999. The Company's liquidity and capital requirements will depend on numerous factors, including the extent to which the Company's products gain market acceptance, the timing of regulatory actions regarding the Company's products, the costs and timing of expansion of sales, marketing and manufacturing activities, obtaining and enforcing patents important to the Company's business, results of clinical trials and competition. There can be no assurance that the Company will not be required to raise additional capital, or that such capital will be available on acceptable terms, or at all.

                                    BUSINESS
OVERVIEW

     UroSurge develops, manufactures and markets medical devices for the treatment and management of genito-urinary disorders. The Company is developing a broad range of proprietary products to address segments of the urology market that are currently underserved as a result of ineffective or costly therapies. The Company is initially focusing much of its efforts on addressing UI, which afflicts approximately 13 million people in the U.S. and accounts for approximately $15 billion in annual treatment costs. The UI market presents a significant opportunity because approximately two-thirds of UI sufferers are dissatisfied with current treatment alternatives according to a recent U.S. study by the National Association for Continence. The Company believes that its lead products, UroVive for stress UI and SANS devices for urge UI, represent superior alternatives to existing therapies by offering minimally invasive, cost-effective, long-term solutions for patients suffering from these conditions. The Company launched these products in Europe in March 1998 and is currently conducting pivotal clinical trials in the U.S. Additionally, the Company is developing and marketing a number of other products to treat a variety of urological conditions.

     UroVive is a minimally invasive urethral bulking system for the treatment of certain types of stress UI. The UroVive procedure involves the permanent implantation of one or more hydrogel-filled microballoons around the urethra and is designed to close the bladder neck and immediately restore urinary continence. The procedure can be performed in about 20 minutes in an outpatient setting under local anesthesia. The Company believes that UroVive is a practical, safe, long-term solution and is more convenient and cost-effective than palliative approaches such as diapers and urethral plugs that do not cure the problem. The Company also believes that UroVive offers significant advantages over competing injectable urethral bulking agents that suffer from problems of absorption and migration (which can lead to the need for repeat procedures or raise safety concerns) and are not easily retrievable should urinary retention occur. UroVive also provides an advantage over invasive surgical procedures, which are costly and can result in post-surgical complications. The Company is marketing UroVive in Europe under CE mark certification, and is currently conducting pivotal clinical trials of UroVive in the U.S. Results of pilot clinical trials indicate a 90% efficacy rate for patients with the target indication for which the Company has 18-month follow-up data. By comparison, clinical results of the only urethral bulking agent sold commercially in the U.S. indicate only a 52% probability that such patients will maintain their initial continence for one year. The Company expects to submit a PMA application to the FDA for UroVive in mid-1999.

     The Company has two SANS devices, percutaneous (through the skin) and subcutaneous (below the skin), for the treatment of urge UI. Both are minimally invasive systems that modulate bladder action through stimulation of the afferent nerve fibers in the ankle area that lead to nerves located in the spinal region that control bladder function. Such stimulation has been shown to greatly reduce the likelihood that the patient will have an uncontrollable spasm of the bladder wall muscle that can cause the bladder to empty. The percutaneous SANS procedure entails approximately 30 minutes of electrical stimulation and is repeated weekly in a physician's office. Percutaneous SANS consists of a generator that delivers electrical impulses through a small disposable needle, temporarily inserted near the ankle, and lead wire assembly. To facilitate in-home use and enhance patient convenience, the Company is developing a second generation, subcutaneous SANS device that involves the permanent implant of a small, thumbtack-shaped electronic receiver near the patient's ankle, eliminating the need for the use of a needle with each treatment. Few products exist for effectively treating urge UI and the Company believes that SANS is superior to other commercially available products due primarily to its minimally invasive nature and cost-effectiveness. Clinical studies to date on percutaneous SANS, encompassing over 1,000 treatment procedures in 90 patients with average follow-up in excess of two years, indicate an 80% efficacy rate and no complications. By comparison, clinical results of the only commercially available implantable electronic nerve stimulation device also indicate a comparable efficacy rate, but a high rate of post-treatment complications that required reoperation in approximately one-third of all cases. This competing product involves an invasive surgical implant procedure in the spinal area and requires extensive physician training. The Company is marketing percutaneous SANS in Europe and is currently conducting a pivotal clinical trial in the U.S. The Company expects to submit a PMA application for acute use of percutaneous SANS by early 1999.

     As part of its strategy of offering a broad range of products to physicians treating genito-urinary disorders, the Company has also developed or licensed SpiraStent, FilaStent and a kidney stone grasper for use in removing kidney stones; AcuTrainer for diagnosing and managing urge UI; UroTherm for warming irrigation fluids used in various gynecological and urological procedures; demineralized bone paste for use in treating VUR in infants and children; and a urethral pressure catheter for the diagnosis of stress UI. The Company has received FDA 510(k) clearance for U.S. marketing of SpiraStent and AcuTrainer, and has submitted 510(k) clearance applications for FilaStent and UroTherm. The Company is marketing SpiraStent, FilaStent and AcuTrainer in Europe and SpiraStent and AcuTrainer in the U.S.

STRATEGY

     The Company's objective is to establish itself as the leader in the development and commercialization of clinically effective solutions for UI and other genito-urinary disorders treated by urologists, urogynecologists and gynecologists. The following are the key elements of the Company's strategy.

     Accelerate Commercialization of Existing Products. The Company has substantially developed the infrastructure, including international distributors, manufacturing capabilities and sales and marketing management, that will help accelerate the commercialization of its products. The Company is marketing UroVive, percutaneous SANS, SpiraStent, FilaStent and AcuTrainer in Europe and other international markets and is recognizing revenues from these efforts in the second quarter of 1998. The Company is also marketing SpiraStent and AcuTrainer in the U.S. and intends to commence marketing of UroVive and SANS in the U.S. upon receipt of PMA approval.

     Become the Leader in the Treatment of UI. UI is a significant problem for a large number of adults, particularly women and the elderly, and is one of the most intractable and debilitating conditions treated by urologists and urogynecologists. The UI market offers significant potential due primarily to the inadequacy of existing treatments. The Company intends to offer improved approaches for all levels of care, ranging from diagnosis to surgery, and for all types of UI. The Company is focusing on the development of products that are highly effective and minimally invasive, as compared to many current approaches for managing UI, which are either palliative, such as diapers, or involve invasive open surgical procedures.

     Offer a Comprehensive Product Line. Urologists, urogynecologists and gynecologists are responsible for treating most genito-urinary disorders and use a wide range of products. The Company is developing a broad line of products to address the needs of these physicians while focusing on product opportunities that represent significant improvements over currently available therapies. As part of these efforts, the Company intends to explore the applicability of its current products and technologies to additional clinical indications. The Company also continually evaluates product concepts and technologies that may present potential solutions for unmet needs in its targeted markets and, in addition to internal development efforts, actively seeks to license or acquire rights to such products and technologies.

     Penetrate International Markets. The Company believes that there is a significant international market for its products. The Company distributes products internationally through local distributors on a country-by-country basis to access such distributors' established networks and specialized expertise regarding the health care system, including reimbursement practices, in their respective markets. The Company's current distributors cover 14 European countries, South Korea, Australia and Japan. In addition, as part of its international marketing efforts, the Company has established clinical research relationships with leading international urologists. The Company believes that its country-specific approach will accelerate sales growth, provide comprehensive geographic market coverage and enable the Company to access particular markets and customers.

     Build Specialized, Direct Sales Force in the U.S. According to industry sources, there are approximately 8,000 urologists and 800 urogynecologists in the U.S. The Company believes that this relatively small number of physicians to which it will market its products affords a unique opportunity to develop a cost-effective, direct sales effort. Accordingly, the Company has retained all U.S. sales and marketing rights to its products and has commenced building a sales and marketing sales force in the U.S. To gain acceptance of its products, the Company conducts physician training and disseminates clinical and patient outcome data. In addition, the

Company markets its products by raising patient awareness of its available treatments through advertising, magazine articles and other media.

URINARY INCONTINENCE

     In the normal urinary tract, continence, or the appropriate storage of urine, is maintained by a complex interplay of anatomic structures. The primary structures responsible for controlling continence are the bladder neck and the urinary sphincter. The urinary sphincter is a muscle at the base of the bladder that surrounds the bladder neck and urethra and aids the bladder in maintaining continence. In a normal system, the bladder neck and the urinary sphincter work in a coordinated fashion to act as a valve. As the bladder fills and relaxes, the urinary sphincter contracts to prevent urination. During urination, the urethra and urinary sphincter muscle relax and open, the bladder contracts and the bladder neck opens, all in a coordinated fashion, causing the passage of urine. In normal continence, when the bladder neck opens involuntarily in response to intra-abdominal pressure, the lower portion of the urinary sphincter tightens in turn so as to maintain continence. Similarly, the urethra is also under muscular control so as to keep this tube closed during the urine storage phase. The following diagram depicts the anatomy of the urinary tract.

[DIAGRAM OF URINARY TRACT]

     A malfunction in any part of this system can cause UI. The most common anatomic incontinence pathology is bladder neck or urethral hypermobility, which results from a lack of bladder neck support caused primarily by weak surrounding tissue. The weakening of tissue surrounding the bladder, urethra and bladder neck arises most commonly in women as a consequence of pelvic trauma cause by pregnancy and childbirth. Other causes of UI include birth defects, injuries to the pelvic region or to the spinal cord, neurological diseases and degenerative changes associated with aging.

     UI may cause depression, discomfort and embarrassment about appearance and odor. Patients suffering from UI may withdraw from social interaction with others, including friends and family, and sexual activity may be restricted or avoided entirely. Spouses and other intimates also may share the burden of the condition. There are three main categories of UI.

     Stress urinary incontinence. Stress UI refers to the involuntary loss of urine during coughing, laughing, sneezing, jogging or any other physical activity which causes a sufficient increase in intra-abdominal pressure. This condition varies in severity from those women who leak urine as a result of certain sudden movements or physical activities to those who leak urine simply upon standing up. Stress UI is caused by one of two conditions (i) urethral hypermobility, a lack of anatomic stability caused primarily by weak surrounding tissues, which results in the abnormal movement of the bladder neck and urethra in response to sufficient intra-abdominal pressure or exertion; and (ii) intrinsic sphincter deficiency, or the inability of the urinary sphincter valve muscle to function properly due to atrophy of the urinary sphincter muscle. Approximately 15% of stress UI cases are solely the result of intrinsic sphincter deficiency. Urethral hypermobility is the principal cause of the remaining 85% of stress UI cases; however, the Company believes that many of these patients have a mix of urethral hypermobility and intrinsic sphincter deficiency.

     Urge urinary incontinence. Urge UI refers to the involuntary loss of urine due to an unexpected bladder contraction that is associated with a strong, uncontrollable desire to urinate, often referred to as urgency. Causes of urge UI include an overactive bladder muscle, neurologic abnormalities, such as those caused by a stroke, and urethral instability or abnormal bladder relaxation patterns.

     Mixed urinary incontinence. Mixed UI is a mixture of stress and urge UI.

URINARY INCONTINENCE MARKET

     The U.S. Department of Health and Human Services reports that approximately 13 million adults suffer from UI in the U.S., although precise figures are uncertain because of underreporting due to the stigma associated with the condition. The National Association for Continence estimates that approximately 31% of adults with UI suffer from stress UI, approximately 21% of adults with UI suffer from urge UI, and approximately 30% of adults with UI suffer from mixed UI. The U.S. Department of Health and Human Services has estimated that the annual cost for treatment of UI in the U.S. exceeds $15 billion. This amount includes all costs associated with the treatment of UI, including physician fees and nursing home and long-term care costs. The Company believes that medical devices for UI, which amounted to an estimated $250 million in sales in 1997, represent a relatively small portion of the potential market due primarily to the limitations of currently available devices.

     UI particularly affects the elderly and women. Industry sources estimate that approximately 19% of people over 65 living in non-institutional settings and 40% of such persons living in institutional settings suffer from UI. UI is believed to be a primary reason for admission to long-term nursing care facilities. In addition to being prevalent in the elderly, UI is a major women's health concern with women accounting for approximately 85% of the estimated 13 million adults with UI in the U.S. The higher incidence of UI among women is generally attributed to pelvic trauma during pregnancy and childbirth, menopause and abdominal surgery. UI will continue to be a significant health care problem in the elderly and institutionalized populations and among adult females, and the number of individuals suffering from UI is expected to increase as the population continues to age.

CURRENT TREATMENTS AND THEIR LIMITATIONS

     The Company views the treatment of UI at five levels of intervention: (i) diagnosis; (ii) simple self-management through the use of products and approaches that manage, but do not cure the condition, such as disposable or reusable absorbents, behavioral therapy and pelvic muscle training exercises;
(iii) complex self-management through the use of products or procedures that can be performed by the patient but require a device to be manually inserted in the body, such as urethral and vaginal inserts and plugs; (iv) minimally invasive treatments that can be accomplished on an outpatient basis, such as urethral bulking agents, pharmaceuticals and Foley catheters; and (v) invasive surgery under general anesthesia that involves suspension and sling procedures, artificial sphincters and implantable nerve stimulation devices.

     Disposable or reusable absorbents. Many cases of stress and urge UI are managed through the use of disposable adult diapers, shields and reusable absorbent pads. These products are palliative and do not treat the causes of the patient's UI. The cost of diapers and pads over time can be substantial and is not covered by medical insurance, creating a continuous financial burden for the patient. Industry sources estimate that the annual sales of disposable diapers and pads in the U.S. constitutes a $1.0 to $2.0 billion market. In addition, this management technique requires frequent changing of diapers and pads to control odor. Diapers and pads are also uncomfortable and wearing them can be an embarrassment to the patient.

     Behavioral therapy and pelvic muscle training exercises. Behavioral therapy and related techniques are also used to manage UI through bladder and habit training, pelvic muscle exercises (known as Kegel exercises) and biofeedback. These techniques are primarily used in managing stress UI but can also be used by persons suffering from urge UI. These therapies and techniques first teach the patient to be aware of the group of muscles in the perineal area and to contract them in a way that builds muscle tone around the bladder neck. These treatments are time consuming, take several weeks or months before results are evident, present uncertain outcomes and require strict patient compliance.

     Urethral and vaginal inserts and plugs. Urethral inserts act as expandable stoppers to block the flow of urine when inserted in the urethra. When the patient feels the need to urinate, these devices are either opened or removed to allow the patient to urinate. The insertion method and the need to periodically replace or remove these devices require a high degree of complex self-management by the patient, which limits the usefulness of these devices to a small segment of highly-motivated, extremely compliant patients. Potential adverse side effects include urinary tract infections. Vaginal inserts are used to manage stress UI by obstructing the bladder neck and urethra by applying pressure through the neighboring vaginal cavity. These devices are frequently ineffective in preventing leakage because it is difficult to fit patients properly and apply sufficient pressure to eliminate the leakage of urine without causing discomfort. Potential side effects observed with vaginal inserts include vaginal discharge and tissue erosion.

     Urethral bulking agents. Bulking agents are either biologically derived or synthetic materials designed to be injected or implanted in or near the bladder neck to treat stress UI by increasing tissue bulk. These bulking agents decrease the urethral opening at the sphincter and compensate for the lack of muscle tone that is needed to offset the hydrodynamic pressure of the bladder, thus preventing urine leakage under stress. Bulking procedures are gaining acceptance as a method of treating certain types of stress UI as a result of the high efficacy rates achieved in clinical trials. However, biologically-derived bulking agents currently available have experienced problems with absorption by the body and may require retreatments within six to twelve months. Synthetic bulking agents currently available have experienced problems with migration because particles may be small enough to migrate to other areas of the body such as the brain, lungs or lymphatic system. In addition, both synthetic and biologically-derived bulking materials are not encapsulated and cannot be contained after injection and therefore are not easily retrievable in the event of chronic urinary retention.

     Pharmaceuticals. Drug treatments can be used to manage both urge UI and stress UI, but have demonstrated a limited efficacy, particularly in managing stress UI. Drugs for the management of urge UI affect the contraction of the muscle tissue of the bladder. Drugs for the management of stress UI attempt to either affect contraction of the muscle tissue of the bladder neck or improve the quality of the mucosal lining of the bladder neck and urethra. Drugs seldom represent a long-term, effective solution and potential side effects include dryness of the eyes (resulting in blurred vision) and mouth, urinary retention, nausea, dizziness and the possibility of adverse drug interactions.

     Foley catheters. Foley catheters, which are typically used to assist patients unable to urinate post-surgery, may also be used to manage UI in hospitals and long-term care facilities. The Foley catheter is inserted through the urethra into the bladder. Once in place, the catheter is either clamped at the exit point from the body or connected to an external urine collection bag. Aside from the physical and emotional discomfort experienced by patients, the direct path from the exterior to the bladder provides a conduit for bacteria, and often results in bladder infections.

     Suspension and sling procedures. Bladder neck suspension and sling procedures involve invasive surgical intervention to elevate and stabilize the urethra and the bladder neck in order to treat stress UI. In a bladder neck suspension, the bladder neck and urethra are elevated to prevent urethral and bladder neck prolapse (descent) during exertion. In a sling procedure, either an autologous (patient tissue) or synthetic piece of material is placed under the urethral-bladder junction, pulling it forward in a way that reinforces and strengthens the sphincter. Surgeries of this nature are costly, delicate and complicated procedures in which the outcome depends on a number of factors, including the degree of severity of the patient's condition and the surgeon's experience.

     Artificial sphincters. Artificial sphincters are implantable, miniature, hydraulic medical devices consisting of an inflatable cuff placed around the urethra and a pump and tubing required to activate the cuff. The most common applications are for post-prostatectomy incontinence and patients with neuropathic bladders. Artificial sphincter implantation currently requires a major inpatient surgical procedure and hospitalization with associated discomfort, lengthy recovery period and high expense. Initial complications that may arise are mainly associated with post-operative infection or urethral or bladder injury during implantation. Delayed complications include mechanical problems such as pump malfunctioning, fluid leaks, tubing kinks and tissue atrophy.

     Implantable Nerve Stimulation Devices. Implantable nerve stimulation devices stimulate the nerve bundle located in the spinal column that controls bladder activity in an attempt to reduce the bladder spasms that cause urge UI. The only such device currently sold commercially is derived from traditional pacemaker technology, and the implantation of the device is an open surgical procedure which is usually performed by a urologist and assisted by a neurosurgeon, if necessary. This device involves a lead that is attached to the spinal column and connected to an electrical stimulation device (which contains a battery) implanted in the abdomen. Periodically, the patient must submit to additional surgical procedures in order to change the batteries or replace the implanted device. Implantation of the device requires costly major invasive surgery including exposure of the spine. In clinical testing, the device showed efficacy in approximately 75% of patients. However, 35% of patients reported long-term pain from the device and required additional surgery to reposition the implant.

THE UROSURGE SOLUTION

     Stress UI solution. The Company believes that UroVive is an effective method for treating stress UI and addresses the major problems associated with existing treatments. UroVive is a minimally invasive system that is initially being targeted for the treatment of stress UI caused by intrinsic sphincter deficiency. The Company may seek to expand the targeted indications for UroVive by conducting additional clinical trials and seeking additional regulatory approvals.

     The Company believes that the following are the principal advantages of UroVive compared to other urethral bulking agents and other approaches for treating stress UI:

     - No absorption. The membrane of the UroVive microballoon completely contains the hydrogel filler material, preventing loss of volume through absorption. In contrast, other injectibles such as collagen can be absorbed by the body, resulting in the potential need for retreatments within six to twelve months in order to maintain bulk in the urethral sphincter. With UroVive, long-term bulking of the urethral sphincter can be achieved in a single procedure.

     - No migration. UroVive does not spread along tissue planes or migrate to other parts of the body like unencapsulated bulking agents such as teflon or silicone microparticles. Migration causes difficulty in maintaining bulk in the desired area, requiring the injection of large amounts of material as well as possible retreatment. Furthermore, migration to other parts of the body may result in the occurrence of unpredictable and unintended side effects.

     - Ease of use and patient convenience. Placement of UroVive microballoons is a relatively easy procedure that takes approximately 20 minutes and is performed using a cystoscope, a visualization device that is commonly used in urinary tract procedures. In addition, UroVive is convenient for the patient who experiences immediate continence and who is not required to adhere to ongoing treatment regimens, which are necessary with reusable or disposable absorbents, behavioral therapy, pelvic muscle training exercises, pharmaceuticals and urethral and vaginal inserts and plugs.

     - Minimally invasive procedure. The UroVive procedure is minimally invasive and can be performed in an outpatient or physician office setting under local anesthesia. Unlike suspension and sling procedures and artificial sphincters that may require several days of hospitalization, patient recovery time is minimal and hospitalization is not required.

     - Long-term, cost-effective solution. The UroVive procedure is designed to provide immediate, long-term continence from a one-time treatment. As such, UroVive offers a cost-effective solution compared to palliative measures that do not restore continence, other urethral bulking agents that often require costly retreatments or invasive surgery.

     - Retrievability. In cases of chronic urinary retention, it may be necessary to retrieve the urethral bulking agent. UroVive microballoons are retrievable transurethrally through a small incision in the urethra. No practical method exists for retrieving competing urethral bulking agents, all of which are unencapsulated.

     Urge UI solution. The Company believes that SANS is an effective system for treating urge UI and addresses many of the problems with existing treatments. SANS is a minimally invasive system that modulates bladder action through stimulation of the afferent nerve fibers in the ankle area that lead to nerves located in the spinal region that control bladder function.

     The Company believes that the following are the principal advantages of SANS compared to the only commercially available implantable electronic nerve stimulation device and other approaches for treating urge UI:

     - Effective and less invasive solution. SANS stimulates the same nerves and achieves equivalent efficacy with significantly reduced invasiveness and risk as compared to the only commercially available implantable electronic nerve stimulation device, which requires an invasive implantation of an electrical lead in close proximity to the spinal column along with a battery operated electronic stimulation device in the abdomen. Furthermore, clinical trials indicated that 35% of patients treated with this spinal implant device required surgical reintervention due to lead migration and other complications.

     - Patient comfort. Percutaneous SANS delivers electrical stimulation through a small diameter needle temporarily inserted in the ankle area and subcutaneous SANS will deliver electrical stimulation through a small receiver implanted in the ankle area. In contrast, the spinal implant system delivers electrical stimulation through an implanted device that is complex and bulky, which can result in patient discomfort.

     - Cost-effectiveness. The percutaneous SANS procedure is performed in periodic, short visits to the doctor's office and uses a relatively inexpensive disposable needle and lead wire assembly. By contrast, the competing spinal implant entails the implantation of a costly, self-contained electrical stimulation device in an invasive surgical procedure, requiring retreatments for battery replacement and reintervention due to complications. In addition, subcutaneous SANS should enable the Company to reduce the cost of each SANS treatment by ultimately enabling SANS treatments to be performed at home. Unlike the spinal implant, SANS will not require reoperation for battery replacement.

     - Ease of use. Both percutaneous and subcutaneous SANS procedures are relatively easy and will be performed in a physician office setting. The percutaneous SANS treatment can be performed in approximately 30 minutes by the urologist and implantation of the subcutaneous SANS receiver will be performed in a short, outpatient procedure under local anesthesia.

     - Curative approach. Other than a spinal implant, few approaches exist for treating urge UI. SANS is designed to be a curative approach for treating urge UI, unlike palliative approaches such as diapers. In addition, SANS does not present the side-effects often associated with pharmaceuticals, which also may have short-term effectiveness.

PRODUCTS AND PRODUCTS UNDER DEVELOPMENT

     The following table summarizes the status of the Company's products and products under development as of March 31, 1998:

           PRODUCT                    DESCRIPTION           PRIMARY INDICATION             STATUS
PRINCIPAL PRODUCTS
UroVive                         Self-detachable, self-    Stress UI due to        Commenced marketing in
                                sealing microballoon      intrinsic sphincter     Europe in March 1998.
                                implanted into the        deficiency              Pivotal clinical trials
                                urethral sphincter and                            in U.S. PMA expected to
                                permanently inflated                              be submitted in mid-
                                with a biocompatible                              1999.
                                hydrogel.
Percutaneous SANS               Needle device to          Urge UI                 Commenced marketing in
                                electrically stimulate                            Europe in March 1998.
                                peripheral nerve fibers                           Pivotal clinical trials
                                located in ankle area                             in U.S. PMA expected to
                                that regulate bladder                             be submitted by early
                                and pelvic floor                                  1999.
                                function.
Subcutaneous SANS               Implantable device to     Urge UI                 IDE to be submitted in
                                electrically stimulate                            late 1998.
                                peripheral nerve fibers
                                located in ankle area
                                that regulate bladder
                                and pelvic floor
                                function.
OTHER PRODUCTS
SpiraStent                      Spiral-shaped stent       Kidney drainage (i.e.   Commenced marketing in
                                designed to facilitate    urine, stones)          U.S. and Europe in March
                                urine flow and removal                            1998. 510(k) clearance
                                of kidney stones from                             received.
                                the kidney and ureter.
FilaStent                       Filament-reinforced       Kidney drainage (i.e.   Commenced marketing in
                                stent designed to         urine, stones)          Europe in March 1998.
                                facilitate urine flow                             510(k) clearance
                                and removal of kidney                             application submitted.
                                stones from the kidney
                                and ureter.
AcuTrainer                      Non-invasive electric     Urge UI                 Marketed in U.S. and
                                device to assist                                  Europe.
                                patients with bladder
                                retraining exercises.
UroTherm                        Device to warm            BPH surgical            510(k) clearance
                                irrigation fluids.        procedures              application submitted.
Kidney stone grasper            Device to facilitate      Kidney stones           510(k) clearance
                                removal of multiple                               application expected to
                                small and large kidney                            be submitted in late
                                stones from the ureter.                           1998.
Demineralized bone paste        Biologically derived      VUR in infants and      IDE approved in U.S.
                                paste.                    children
Urethral pressure catheter      Hardware and disposable   Intrinsic sphincter     Functional prototype
                                device for measuring      deficiency diagnosis    expected by late 1998.
                                stress UI due to
                                intrinsic sphincter
                                deficiency.

PRINCIPAL PRODUCTS

  UROVIVE

     UroVive system. The UroVive system includes a delivery system, a microballoon and a syringe filled with biocompatible hydrogel, which will be sold in an integrated kit. The microballoons are made of cross-linked silicone polymer and are available in various sizes depending on the amount necessary to provide the muscular tension for continence. The hydrogel material is a hydrophilic, or water-absorbing polymer, which has been demonstrated to be safe when used in other devices, including contact lenses. The microballoons can be delivered periurethrally or transurethrally.

     In a periurethral UroVive procedure, a cystoscope is inserted through the urethra and used for visualization of the sphincter muscle while a catheter and deflated microballoon are delivered directly into the sphincter muscle using a needle and sheath. After proper needle positioning, the needle is removed, the sheath is retracted and the deflated balloon is exposed in the tissue pocket created in the sphincter muscle. Once inside the pocket, a syringe connected to the catheter containing hydrogel is used to inflate the microballoon. When the microballoon is sufficiently filled, the sheath and catheter are retracted, the microballoon is detached, seals itself and remains in place. In a transurethral UroVive procedure, a cystoscope is inserted in the urethra and a needle and sheath are advanced through the working channel of the cystoscope and inserted into the sphincter muscle, creating a small tissue pocket. The closed-end needle is removed, leaving the sheath in place. A catheter and a deflated microballoon are inserted through the lumen of the delivery sheath until the balloon is positioned in the tissue pocket. As in a periurethral procedure, when the microballoon is sufficiently filled, the microballoon is detached, seals itself and remains in place.

            [SERIES OF DIAGRAMS DEMONSTRATING THE UROVIVE PROCEDURE]

     A typical UroVive procedure will involve the placement of three balloons around the perimeter of the sphincter muscle to achieve closure. The procedure can be performed in about 20 minutes in an outpatient setting and is designed to immediately restore the patient to normal urinary continence. A typical procedure using three or four microballoons is comparable to other urethral bulking agents.

     UroVive clinical trials. In February 1996, the Company initiated clinical testing of UroVive in a pilot study involving 27 women with stress UI due to intrinsic sphincter deficiency. The study was completed in February 1997. The Company's clinical investigators have been following the progress of these patients, and the Company currently has one to two year follow-up data. Results indicate a 90% efficacy rate for female patients with stress UI due to intrinsic sphincter deficiency for which the Company has 18-month follow-up data. The UroVive treatment is considered effective if the patient is either dry (continent) or achieves an improvement on a scale, known as the Stamey Scale, which is used to measure the grade and severity of UI symptoms.

     The Company received FDA approval to enroll up to 216 patients at up to 10 U.S. sites in a pivotal clinical trial of UroVive for the treatment of females with stress UI caused by intrinsic sphincter deficiency. This is a controlled, randomized study in which two-thirds of the patients will be randomized into the UroVive treated group and one-third will be randomized into a control group. The control group patients will be treated with a commercially available collagen urethral bulking agent. As of March 31, 1998, approximately 100 patients had been enrolled with 70 patients in the UroVive treated group and 30 patients in the control group. This clinical trial is designed to obtain data to support a PMA application for UroVive, which the Company expects to submit in mid-1999.

     The Company is conducting clinical trials for the treatment of other UI indications using UroVive. For example, another indication in clinical trials involves males who experience stress UI after undergoing a radical prostatectomy. The Company is currently in the pilot phase of this trial in which 10 patients will be treated. The Company plans to pursue regulatory approvals for these other indications to expand UroVive's application.

  SANS

     Percutaneous SANS. The percutaneous SANS system consists of a generator that delivers electrical impulses through a small disposable needle and lead wire assembly. In a SANS procedure, the physician temporarily inserts the needle into the proper location in the ankle area. After the lead wire and electrode are attached, the SANS device is turned on and amplitude is slowly increased until the patient's large toe starts to curl or the toe digits fan out, indicating proximity to the nerve bundle. Amplitude is then reduced slightly and the patient receives intermittent electrical pulses for approximately 30 minutes per visit. The treatment is repeated weekly in a physician office setting and after approximately 10 weeks, the physician can assess patient progress. If improvement is significant, the physician may place the patient on a regimen requiring less frequent treatments. SANS was originally developed by Dr. Marshall Stoller, a leading urologist at UCSF School of Medicine.

     Percutaneous SANS clinical trials. Clinical studies to date, encompassing 90 patients with average follow-up in excess of two-years, demonstrated an 80% efficacy rate in the treatment of urinary urgency, frequency and pelvic pain with no complications in over 1,000 treatment procedures. Efficacy is defined as an at least 50% improvement in one or more of a patient's urge UI symptoms.

     In the first quarter of 1998, the Company received FDA approval to enroll up to 60 patients at up to four sites in a nonrandomized, pivotal clinical trial. In this study, urgency and frequency will be used as benchmarks for measuring patient progress over a period of at least 10 weeks and up to one year. This clinical trial is designed to obtain data to support a PMA application for percutaneous SANS, which the Company expects to submit in early 1999.

     Subcutaneous SANS. To ultimately facilitate in-home use and enhance patient convenience, the Company is developing a second generation, subcutaneous SANS that involves the permanent implant of a small, thumbtack-shaped receiver near the patient's ankle, eliminating the need for the use of a needle with each treatment. The patient may then visit a physician weekly to receive the electrical stimulus or perform the treatment on himself or herself at home. Because the permanent implant is simply a receiver for a magnetic pulse, it will not require batteries and the patient will not have to undergo subsequent implants for battery replacement.

     Subcutaneous SANS clinical status. The Company is currently conducting preclinical animal studies of subcutaneous SANS and, depending upon the outcome of these studies, expects to file an IDE for FDA approval to conduct pilot and pivotal clinical trials in late 1998.

OTHER PRODUCTS

  SpiraStent and FilaStent

     SpiraStent and FilaStent are ureteral stents designed to facilitate urine flow and the passage of kidney stone fragments generated by lithotripsy or other procedures. Approximately 200,000 lithotripsy procedures are performed annually in the U.S. for kidney stone removal. Currently available ureteral stents are simple tubes with intermittent side holes along their length. To date, the principal purpose of ureteral stents has been to dilate the ureter to allow urine passage around the stone fragments. Stones typically do not pass through the center lumen of the stent or through the side holes, but will move along the outside wall of the stent. With conventional smooth walled stents, the natural peristaltic motion of the ureter causes stone fragments to oscillate back and forth along the outer wall of the stent, resulting in slow downward progression. SpiraStent is differentiated by its extrusion screw-like shape, which is designed to overcome the problem of slow movement by allowing stones to pass down the channel of the screw as natural peristalsis and urine flow occur. The ability of SpiraStent to provide improved expulsion of stone fragments has been demonstrated in preclinical animal trials.

     FilaStent is a smooth ureteral stent with an embedded high strength filament within its wall designed to facilitate post-encrustation removal of the device. In some cases, ureteral stents may be left in place for 30 days or longer, particularly when used to provide a conduit for urine passage after certain types of kidney and ureteral surgeries. As a result, stents may become encrusted and brittle, resulting in breakage during removal. With conventional stents, encrustation and breakage can lead to the need for surgical intervention to remove the fractured stent. With FilaStent, in the event of encrustation and fracture of the stent, the fragments would remain bonded to the filament and be retrieved upon removal of the stent.

  AcuTrainer

     AcuTrainer is a hand-held, battery-operated device that facilitates behavior modification by chiming or vibrating at increasing time intervals to prompt urge UI patients to urinate. Patients with urge UI often attempt to keep their bladder as empty as possible at all times to avoid accidental urination. However, the more frequently they urinate, the more frequently they get the urge to urinate. Bladder retraining, when used as a first-line treatment modality, has been shown to non-invasively improve or correct the condition in many patients. AcuTrainer circumvents the need for the patient to keep cumbersome voiding diaries and provides the clinician with an effective tool for monitoring several parameters pertaining to patient progress. After urinating, the patient presses a button which resets the internal clock of the device. When a patient has an incontinence or leak episode, they will press another button, registering this event in the device memory. The physician can choose the initial time interval, and the device automatically advances the patient to the next time interval only after a specific success rate is achieved. The physician may access AcuTrainer memory to determine patient compliance, frequency of urination, nocturia (urinating during sleep) and urge UI episodes.

  UroTherm

     The Company is developing UroTherm, a device for warming irrigation fluids used in surgical procedures to treat benign prostatic hyperplasia ("BPH"), laparoscopic surgical procedures and other types of gynecological and urological procedures. Approximately 200,000 BPH surgical procedures are performed annually in the U.S.

     During a typical laparoscopic or BPH surgical procedure, urologists may use up to 30 liters of irrigation solution such as saline, which is warmed to body temperature. Studies indicate that warmed irrigation fluid for urological applications reduces infections, speeds healing and shortens hospital stays. The current practice of heating bags of fluid is to place them in an oven and replenish them from time to time as they are used. This process is inconvenient and inefficient. To address this problem, the Company is developing UroTherm, a system which will heat the solution in-line, eliminating the need to continuously heat and replenish bags. UroTherm will consist of a small heating unit that can be mounted onto an IV pole. The hardware unit will provide an actual irrigation fluid temperature readout and an advanced electronic temperature control system. The unit will consist of a plastic cartridge that is disposable and will be included as part of the TURP infusion set. As the irrigation solution flows through the disposable unit, it is warmed to body temperature. The Company has submitted a 510(k) clearance application to the FDA for UroTherm.

  Kidney Stone Grasper

     The Company is developing a kidney stone grasping device for removing multiple small and large kidney stones or stone fragments from the ureter or bladder. Current kidney stone graspers are typically either wire baskets or pincers. These devices have sharp cutting edges, which can be painful and traumatic to the patient. In addition, they typically can only grasp one stone at a time. The Company's kidney stone grasper is designed with a soft, collapsible polymeric net that can be opened in the ureter. Multiple stone fragments can be snared as the net collapses around them and can then be withdrawn through the ureteral catheter, minimizing trauma to the patient. The Company plans to submit a 510(k) clearance application for the kidney stone grasper in late 1998.

  Demineralized Bone Paste

     The Company is developing an injectable demineralized bone paste for treatment of VUR in infants and children. VUR is a condition caused by an abnormal interface between the ureter and the bladder resulting in backflow or "reflux" of urine from the bladder to the kidney when the child urinates. VUR can cause chronic urinary tract infections and necrosis of the kidney. Severe cases of VUR must be treated with invasive and expensive surgery. The Company's demineralized bone paste, which has been shown in preclinical trials encompassing two years of data to be biocompatible, nonimmunogenic, nonmigratory and nonresorbable, is injected at the junction of the bladder and uretero in a minimally invasive outpatient procedure to restore proper functioning of the child's urinary system. In January 1998, the Company received IDE approval to commence a pilot study for treatment of VUR. This study is scheduled to begin in July of 1998 and is expected to be followed by a non-randomized pivotal trial. The development of this product is being partially funded by Child Healthcare Corporation of America. The Company also intends to explore the use of the demineralized bone paste in other UI indications, including the treatment of urethral hypermobility.

  Urethral Pressure Catheter

     Urethral or sphincter pressure is an important factor in diagnosing intrinsic sphincter deficiency. Establishing whether a patient's stress UI is caused by intrinsic sphincter deficiency or another category of stress UI is important because the treatments are specific to the indicated type of UI.

     The current methods of testing for stress UI caused by intrinsic sphincter deficiency consist of a video urodynamic profile procedure that costs approximately $1,000 or use of a balloon catheter such as a Foley catheter that is inflated partially in the bladder and then pulled past the sphincter muscle to measure sphincter resistance. The urodynamic profile method is expensive and the latter method can be inaccurate due to inconsistencies associated with the pressure transducers in the balloon.

     The Company's urethral pressure catheter will consist of a catheter with a custom-designed tip. The tip has the appearance of an inverted umbrella. The umbrella is folded shut and advanced into the bladder "handle first." The umbrella tip can be opened to various degrees, thereby tailoring the circumference of the device. After the umbrella tip is opened, the catheter is retracted through the urethra. Pull force as a function of umbrella opening diameter and urethral distance are measured. A correlation between pull force and intrinsic sphincter strength can be generated to obtain a diagnosis of intrinsic sphincter deficiency. The Company's urethral pressure catheter is designed to provide diagnostic accuracy comparable to urodynamic profiling at significantly reduced cost. The Company expects to have completed development of a functional prototype by late 1998.

SALES AND MARKETING

     The Company is marketing UroVive, percutaneous SANS, SpiraStent, FilaStent and AcuTrainer in Europe and other international markets and is recognizing revenues from these efforts in the second quarter of 1998. The Company's current distributors cover 14 European countries, South Korea, Australia and Japan. Each distributor has non-exclusive rights in its designated territory. The Company distributes its products internationally through distributors on a country-by-country basis to access such distributors' established networks and specialized expertise regarding the healthcare system, including reimbursement practices, in their respective markets. In addition, the Company has established clinical research relationships with leading international urologists. The Company believes that its country-specific approach will accelerate sales growth, provide comprehensive geographic market coverage and enable the Company to access particular markets and customers.

     The Company is also marketing SpiraStent and AcuTrainer in the U.S. and intends to commence marketing of UroVive and SANS in the U.S. upon receipt of PMA approval. The Company's U.S. direct sales and marketing staff currently consists of six sales and marketing executives and two telemarketers. The Company has retained U.S. marketing rights to its products and plans to continue expanding its direct sales effort as regulatory approvals and clearances are received. Industry sources estimate that there are approximately 8,000 urologists and 800 urogynecologists in the U.S. to which the Company could market its products. The Company believes that this relatively small number of physicians can initially be served by a sales force of fewer than 20 people. See "Risk Factors -- Limited Marketing and Sales Capabilities."

MANUFACTURING

     The Company is currently manufacturing AcuTrainer and is scaling up its manufacturing facilities for the clinical and early commercial production of its other products. The Company recently leased an additional 11,500 square foot space adjacent to the Company's headquarters in order to meet its anticipated supply requirements. Historically, the Company has relied on contract manufacturers to produce development prototypes and products for clinical trials. However, as products receive regulatory clearance, the Company intends to manufacture its own products, beginning with the assembly or manufacture of percutaneous SANS hardware and disposables, UroVive kits, SpiraStent and FilaStent kits and the preparation of demineralized bone paste. The Company is currently in the process of building out its facility which is expected to be completed in July 1998. This facility will contain a class 10,000 clean room. See "Risk Factors -- Limited Manufacturing Experience."

     The Company purchases raw materials and components used in its products from various suppliers. A contract supplier provides the Company with the microballoons used in the UroVive system under a mutually exclusive supply agreement executed in April 1995. The agreement expires in April 2000 subject to an automatic two-year extension if the Company does not receive the FDA's approval of the Company's PMA application for UroVive by April 1999, which approval the Company does not expect to receive by such date. In addition to UroVive balloons, certain materials and components are currently purchased by the Company from single sources. To date, these materials have generally been readily available and the Company has not experienced supply shortages. See "Risk Factors -- Dependence Upon Key Suppliers."

     The Company is also required to register as a medical device manufacturer with the FDA and to list its products with the FDA. Furthermore, prior to approval of a PMA application, the Company's facilities, procedures and practices, and the facilities, procedures and practices of its third-party manufacturers, will be subject to a preapproval inspection by the FDA. In addition, if the Company wishes to significantly modify its manufacturing processes or change the supplier of a critical component, additional approvals will be required from the FDA before the change can be implemented. The Company has not yet undergone an FDA QSR inspection of its facilities, but may undergo such an inspection before or after submission of its initial PMA application. See "Risk Factors -- Government Regulation."

RESEARCH AND DEVELOPMENT

     The Company believes that its future success will depend in large part upon its ability to enhance its existing products and to develop other new products. Accordingly, the Company intends to continue to devote significant funds and efforts to research and development. The Company currently employs 17 individuals on a full-time basis and five individuals on a part-time basis for its research and development and manufacturing efforts, including five individuals with advanced degrees.

     To the extent that the Company's medical advisors develop new products which the Company believes represent attractive opportunities, the Company will seek to negotiate licenses to the technology related to such products.

     For the years ended December 31, 1995, 1996 and 1997, the Company's research and development expenses were $0.8 million, $1.9 million and $3.6 million, respectively.

PATENTS AND PROPRIETARY RIGHTS

     Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the medical products industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Accordingly, the Company's strategy regarding the protection of its proprietary rights and innovations is to seek patents on those portions of its technology that it believes are patentable and that provide a competitive advantage and to protect as trade secrets other confidential and proprietary information.

     The Company has received, licensed or has obtained an option or right to license 10 issued or allowed U.S. patents and has five pending U.S. patent applications. The Company or its licensors have obtained or applied for corresponding patents for certain of these U.S. patents and applications in a limited number of foreign countries. These patent rights relate to UroVive, SANS, AcuTrainer, SpiraStent, FilaStent, UroTherm, the kidney stone grasper, demineralized bone paste and the urethral pressure catheter. The issued U.S. patents have expiration dates ranging from 2009 to 2015.

     Patents and patent applications related to the Company's products are either held directly by the Company or licensed from others. Much of the original technology for the Company's products other than FilaStent and UroTherm is licensed from others. The Company has developed improvements to the licensed technologies related to UroVive and has filed additional patent applications to broaden the coverage of existing patents for such improvements. See "Risk Factors -- Dependence on Patents and Proprietary Technology."

     The Company has licensed technologies relating to UroVive, SANS, SpiraStent, AcuTrainer, the kidney stone grasper, demineralized bone paste and the urethral pressure catheter. The Company holds an exclusive worldwide right and license to the technologies underlying UroVive, subject to a royalty-free, nonexclusive license granted to the U.S. government (for patents developed with U. S. government funding) and a royalty-free, nonexclusive, irrevocable license retained by the licensor to employ the licensed technologies and processes for research purposes only. The Company has also obtained an exclusive license to all U. S. and foreign patents and patent applications related to the technology underlying SANS, as well as the right to issue sublicenses to third parties in regard to SANS-related patents. The Company has also obtained similar licenses related to technologies underlying SpiraStent and the kidney stone grasper from the same licensor for SANS. All of such licenses for SANS, SpiraStent and the kidney stone grasper are subject to the right of the licensor to use the technologies for educational and research purposes. The Company also holds an exclusive, worldwide license to and right to sublicense AcuTrainer as well as a right of first refusal to any future intellectual property or patent rights held by the AcuTrainer licensor. The Company also has exclusive, worldwide licenses to and the right to grant sublicenses to demineralized bone paste (for urological applications) and the urethral pressure catheter, subject to rights held by the U. S. government and the licensors. All of the licenses generally remain in effect for the term of the underlying patents, unless earlier terminated by the Company, upon the Company's breach or operation of law. For a discussion of royalties payable under these licenses, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview" and the Company's financial statements and notes thereto.

     To date, no claims have been brought against the Company alleging that its technology or products infringe intellectual property rights of others. However, there can be no assurance that such claims will no be brought against the Company in the future or that any such claims will not be successful. See "Risk Factors -- Dependence on Patents and Proprietary Technology."

COMPETITION AND TECHNOLOGICAL CHANGE

     The medical device industry, including in particular the UI product industry, is highly competitive. The Company believes that primary competitive factors include the level of physician and consumer awareness and acceptance of available treatment methods, product efficacy, consistency of product quality and delivery, price, technical capability and the training of health care professionals and consumers in the use of available treatment methods. The Company's ability to compete in this industry will also be affected by its product development capabilities and innovation, its ability to obtain required regulatory clearances, its ability to protect the proprietary technology included in its products, its manufacturing and marketing capabilities and its ability to attract and retain skilled employees.

     C.R. Bard, Inc. sells the only urethral bulking agent currently sold commercially in the U.S. and Medtronic, Inc. sells the only commercially available implantable electronic nerve stimulation device for urge UI. Current major competitors who compete in the urethral bulking agent market include C.R. Bard, Inc., Uroplasty, Inc., Advanced UroScience, Inc., BioMatrix, Inc. and Mentor Corporation. Current major competitors who compete in the stent market include Boston Scientific Corporation, Circon Corporation and Cook Incorporated.

     The Company's competitors may have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing products than the Company. Certain of these competitors may obtain patent protection, approval or clearance by the FDA or foreign countries or product commercialization earlier than the Company, any of which could materially adversely affect the Company. Furthermore, if the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it currently has limited experience. See "Risk
Factors -- Competition."

     Other recently developed technologies or procedures are, or may in the future be, the basis of competitive products. There can be no assurance that the Company's current competitors or other parties will not succeed in developing alternative technologies and products that are more effective, easier to use or more economical than those which have or are being developed by the Company or that would render the Company's technology and products obsolete and non-competitive in these fields. In such event, the Company's business, financial condition and results of operations could be materially adversely affected.

GOVERNMENT REGULATION

  United States

     The Company's products and its research and development activities are subject to stringent regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. The Federal Food, Drug, and Cosmetic Act (the "FDC Act"), as amended, the regulations promulgated thereunder, and other federal and state statutes and regulations, govern, among other things, the preclinical and clinical testing, design, manufacture, safety, efficacy, labeling, storage, record keeping, advertising and promotion of medical devices.

     In the U.S., medical devices are classified into three different classes, class I, II and III, on the basis of controls deemed necessary to reasonably ensure the safety and effectiveness of the device. Class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to FDA's QSRs) and class II devices are subject to general and special controls (e.g., performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices).

     Percutaneous SANS is a class II medical device that requires PMA approval prior to marketing in the U.S. UroVive, subcutaneous SANS and demineralized bone paste are class III devices that require PMA approval prior to marketing in the U.S. SpiraStent, FilaStent, AcuTrainer, UroTherm, the kidney stone grasper and the urethral pressure catheter are eligible for clearance under the 510(k) premarket notification process.

     Generally, before a new medical device can be marketed, marketing clearance must be obtained through a 510(k) premarket notification or approval of a PMA application. A 510(k) clearance will typically be granted by the FDA if it can be established that the device is substantially equivalent to a "predicate device," which is a legally marketed class I or II device or a class III device for which the FDA has not called for PMAs. The FDA has been requiring an increasingly rigorous demonstration of substantial equivalence and this may include a requirement to submit human clinical trial data. It generally takes four to twelve months from the date of a 510(k) submission to obtain clearance, but it may take longer. The Company made its 510(k) submission for FilaStent in March 1998 and for UroTherm in November 1996.

     The FDA may determine that a medical device is not substantially equivalent to a predicate device, or that additional information is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness, or that constitute a major change in the intended use of the device, will require new 510(k) clearances.

     A PMA application must be submitted if a proposed device is not substantially equivalent to a legally marketed class I or class II device, or if it is a preamendment class III device for which the FDA has called for PMAs. A PMA application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests, and laboratory and animal studies. The PMA must also contain a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising, and any training materials. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing. The Company has not submitted a PMA application for UroVive, the SANS devices or demineralized bone paste.

     Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the PMA. The FDA review of a PMA application generally takes one to three years from the date the PMA is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians, may be convened to review and evaluate the application and provide a recommendation to the FDA as to whether the device should be approved. The FDA accords substantial weight to the recommendation but is not bound by it. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure compliance with applicable QSRs, which include elaborate testing, control documentation and other quality assurance procedures. The Company has not yet undergone an FDA QSR inspection and does not anticipate that it will undergo such an inspection until after filing of its initial PMA application. Separate preapproval inspections are required for each PMA application.

     If FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter, authorizing marketing of the device for certain indications. If the FDA's evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA application or issue a "complete response" letter. The FDA may determine that additional clinical trials are necessary, in which case the PMA may be delayed for one or more years while additional clinical trials are conducted and submitted in an amendment to the PMA. Modifications to a device that is the subject of an approved PMA, its intended use or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

     If human clinical trials of a device are required, either for a 510(k) submission or a PMA application, and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) must file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The Company has received an IDE for UroVive, percutaneous SANS and the demineralized bone paste and expects to file an IDE application for subcutaneous SANS. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by two or more appropriate IRBs without the need for FDA approval. Submission of an IDE does not give assurance that FDA will approve the IDE and, if it is approved, there can be no assurance that FDA will determine that the data derived from the studies support the safety and efficacy of the device or warrant the continuation of clinical trials. Sponsors of clinical trials are permitted to sell investigational devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

     If clearance or approval is obtained, any device manufactured or distributed by the Company will be subject to pervasive and continuing regulation by the FDA. The Company will be subject to routine inspection by the FDA and other international regulatory authorities and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the U.S., including labeling regulations, QSR requirements, the Medical Device Reporting ("MDR") regulation (which requires a manufacturer to report to the FDA certain types of adverse events involving its products), and the FDA's general prohibitions against promoting products for unapproved or "off-label" uses.

     If the FDA believes that a company is not in compliance with law, it can institute proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the Company, its officers and its employees. Failure to comply with the regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict the effect, if any, that such changes might have on its business, financial condition and results of operations.

     Among the requirements for product approval is the requirement that the prospective manufacturer conform to the FDA's Quality Standard Regulation ("QSR") requirements, which incorporate the FDA's former GMP regulations. QSR addresses the design and other applicable controls, methods, facilities and quality assurance controls used in the manufacture, packaging, storing and installation of products. In complying with the QSR regulations, manufacturers must continue to expend time, money and effort in product, record keeping and quality control to assure that the product meets applicable specifications and other requirements. The FDA periodically inspects device and drug manufacturing facilities in the U.S. in order to assure compliance with applicable QSR requirements. Failure of the Company to comply with the QSR regulations or other FDA regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     The President recently signed into law the Food and Drug Administration Modernization Act of 1997. This legislation makes changes to the device provisions of the FDA Act and other provisions in the Act affecting the regulation of devices. Among other things, the changes will affect the 510(k) and PMA processes, and also will affect device standards and data requirement procedures relating to humanitarian and breakthrough devices, tracking and postmarket surveillance, accredited third-party review, and the dissemination of off-label information. The Company cannot predict how or when these changes will be implemented or what effect the change will have on the regulation of the Company's products.

  International

     In order for the Company and its distributors to market its products in Europe and other foreign countries, the Company and/or its distributors must obtain required regulatory approvals and comply with extensive regulations governing safety, quality and manufacturing processes. These regulations vary significantly from country to country and with respect to the nature of the particular medical device. The time required to obtain approval to market the Company's products may be longer or shorter than that required in the U.S., and requirements for licensing may differ from FDA requirements.

     In order to market the Company's products in the member countries of the European Union, the Company will be required to comply with the Medical Devices Directive ("MDD") and obtain CE mark certification. CE mark certification is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. Under the system established by the MDD, all medical devices other than active implants and in-vitro diagnostic products must qualify for CE marking by June 14, 1998. In August 1997, the Company was granted ISO 9001 certification for its Coralville, Iowa facility. The ISO 9001 designation, and certain other certifications received by UroSurge under the auspices of a notified body designated under the MDD, allows UroSurge to self-certify its products for the CE mark, other than permanent implantables such as the subcutaneous SANS, which will require a separate CE mark application through a designated notified body.

     In order to sell a medical device in Japan, a company must obtain regulatory approval from the Japanese Ministry of Health ("MOH"). UroSurge is currently negotiating a consulting agreement with a contract research organization to begin the registration process for UroVive. AcuTrainer is currently being sold in Japan and does not require registration with the MOH.

THIRD-PARTY REIMBURSEMENT

     Reimbursement and health care payment systems in international markets vary significantly by country. In connection with international product introductions, the Company may be required to seek international reimbursement approvals. If required, there can be no assurance that any such approvals will be obtained in a timely manner, or at all, and failure to receive such international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

     In the U.S., health care providers, such as hospitals and physicians, that purchase medical devices such as the Company's products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of the treatment. In the U.S., third-party reimbursement is generally available for surgical procedures and minimally invasive treatments for UI but generally is unavailable for patient management products such as diapers and pads.

     In the U.S. and certain other countries, third-party reimbursement is currently generally available for certain bulking agents for UI. The Medicare reimbursement rate for commercially available injectable bulking agents is currently approximately $300 per two and one-half milliliter syringe. The Company believes that typically three to five syringes of such bulking agents are used during an injection procedure. However, there is no uniform policy for such reimbursement and there is no assurance UroVive will receive the same level of reimbursement, if any. In the U.S. and certain other countries, third-party reimbursement is currently generally available for SpiraStent, FilaStent and the kidney stone retriever as they represent improvements on products that are currently being sold and reimbursed. In the U.S., reimbursement has been available from certain private payors and from Medicare for implantable nerve stimulation devices. Accordingly, the Company believes that reimbursement may become available for the Company's SANS devices following regulatory approval, subject to the Company's ability to demonstrate the cost-effectiveness and clinical utility of such products to third-party payors. The availability of third-party reimbursement for its products or competitors' products and continuing efforts to reduce the costs of health care by decreasing reimbursement rates may reduce the price received by the Company for its products or the ability of the Company's products to gain market acceptance.

     Reimbursement for the Company's products and procedures employing such products in the U.S. will be dependent on the Company's ability to obtain FDA clearances and approvals to market products in the U.S. and on the Company's ability to demonstrate the clinical utility and cost-effectiveness of its products through clinical trials, peer reviewed articles in medical journals and long-term follow-up data regarding the efficacy of its products. The Company intends to work with managed care organizations to explore the possibility of reimbursement for the use of its products in the U.S. Any such reimbursement is likely to be variable among third-party payors. See "Risk Factors -- Uncertainty Relating to Third-Party Reimbursement."

EMPLOYEES

     As of March 31, 1998, the Company employed 34 persons. Of these employees, 22 are in research and development and manufacturing, nine are in sales and marketing and three are in finance and administration and other business functions. None of the Company's current employees is represented by a labor union or is the subject of a collective bargaining agreement. The Company believes that it maintains good relations with its employees.

PRODUCT LIABILITY

     Although the Company has not been the subject of any product liability litigation to date, the medical products industry is subject to substantial litigation, and the Company, as a manufacturer of a medical products to be used in the body, faces an inherent business risk of exposure to product liability claims in the event that the use of its products is alleged to have resulted in adverse effects to a patient. The Company currently has product liability insurance with certain coverage limitations. There can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities which it might incur in connection with clinical trials or the commercialization of its products. There can be no assurance that liability claims will not exceed coverage limits. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. Furthermore, the Company does not expect to be able to obtain insurance covering its costs and losses as a result of any recall of its products due to alleged defects, whether such recall is instituted by the Company or required by a regulatory agency. A product liability claim, recall or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Risk Factors -- Product Liability Risk; Limited Insurance Coverage."

FACILITIES

     The Company's principal operations are conducted in Coralville, Iowa, in an approximately 10,000 square foot facility. This facility serves as the site for the Company's corporate headquarters. In addition, the Company occupies an approximately 11,500 square foot manufacturing facility next to its corporate headquarters. The Company is in the process of building out its manufacturing facility and expects to be completed by July 1998. Both facilities are occupied under a triple-net lease which expires in 2000. The Company has the option of renewing the lease on both buildings for an additional five-year period. The

Company believes that these facilities are sufficient to meet the Company's requirements through at least the next several years.

LEGAL PROCEEDINGS

     The Company is not currently a party to any material pending legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The executive officers, key employees and directors of the Company and their ages as of March 31, 1998 are as follows:

             NAME                AGE                         POSITION
David H. Maupin................  54    President, Chief Executive Officer and Director
Michael J. Magliochetti,
  Ph.D. .......................  34    Senior Vice President and Chief Technical Officer
Donald R. Beussink.............  43    Vice President of Sales and Marketing
Randal L. Owens................  53    Vice President of Finance and Chief Financial Officer
Steven J. Preiss...............  42    Vice President of Clinical and Regulatory Affairs
Dick P. Allen(1)...............  53    Director
William E. Engbers(2)..........  55    Director
Robert E. Curry, Ph.D.(2)......  51    Director
Joseph F. Lovett(1)............  49    Director

------------------------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     DAVID H. MAUPIN has been President, Chief Executive Officer and a Director since joining UroSurge in February 1994. Before joining UroSurge, Mr. Maupin served as President and Chief Executive Officer of Menlo Care, Inc., a medical device company, from June 1989 to February 1994. Prior to joining Menlo Care, Inc., Mr. Maupin was President of Gambro, Inc., a Swedish dialysis company, where he was responsible for all operations in the Western Hemisphere. Mr. Maupin holds an M.A. and an M.B.A. from the University of Chicago and a B.A. from Harvard College.

     MICHAEL J. MAGLIOCHETTI, PH.D. has been Senior Vice President and Chief Technical Officer of the Company since February 1997. From 1994 to February 1997, Dr. Magliochetti was Vice President of Research and Development and Chief Technical Officer of the Company. From 1992 to 1994, Dr. Magliochetti was Director of Advanced Development for the Haemonetics Corporation, a medical device company. Prior to joining Haemonetics, Dr. Magliochetti held various positions with Delta Suprenant Corporation, a polymer products company, serving most recently as Director of New Product Development. Dr. Magliochetti is currently an adjunct professor in the Department of Biomedical Engineering at the University of Iowa and the Chairman of the Industry Development Committee for the National Foundation for Bladder Research. Dr. Magliochetti holds a Ph.D. in Chemical Engineering from the University of Massachusetts at Amherst, an M.B.A. from Northeastern University and a B.S. in Chemical Engineering from Northeastern University.

     DONALD R. BEUSSINK has been Vice President of Sales and Marketing of the Company since May 1997. From August 1995 to May 1997, Mr. Beussink was responsible for U.S., Canadian and Latin American Sales at Meadox Medicals, a subsidiary of Boston Scientific. Prior to joining Meadox Medicals, Mr. Beussink spent fifteen years in various positions, most recently as Director of Sales and Senior Marketing Manager, at Mallinckrodt Medical and Mallinckrodt Veterinary. Mr. Beussink holds an M.B.A. from Lindenwood College.

     RANDAL L. OWENS has been Vice President of Finance and Chief Financial Officer of the Company since February 1998. Prior to joining the Company, Mr. Owens was the president of Owens & Associates, an international management consulting firm from 1994 to 1998. From 1974 to 1993, Mr. Owens served in numerous financial management positions at NCR Corporation, a computer systems manufacturing and marketing company, including Chief Financial Officer of the Pacific Group. Mr. Owens holds a B.S.E. from the University of Pennsylvania, Wharton School of Business and an M.B.A. from the University of Michigan.

     STEVEN J. PREISS has been Vice President of Clinical and Regulatory Affairs of the Company since April 1997. Mr. Preiss was president of CPROS, a regulatory consulting firm, from May 1996 to April 1997. From August 1992 to May 1996, Mr. Preiss held various positions at Bio-Pharm Clinical Services, a clinical research organization, including Vice President of Clinical Programs and Data Management. Prior to joining Bio-Pharm Clinical Services, Mr. Preiss was Clinical Programs Director at Ioptex Research, Inc., a medical device company. Mr. Preiss holds a B.S. in Chemistry from St. Lawrence University.

     DICK P. ALLEN joined the Company's Board of Directors in July 1994. Mr. Allen has been President of DIMA Ventures, Inc., a private investment firm since 1987. Mr. Allen was a Founder and Vice-President of Caremark, Inc., a home infusion therapy company acquired by Baxter International in 1987. He also serves on the Board of Directors of MicroTherapeutics, Inc., a publicly traded company. Mr. Allen holds an M.B.A. from Stanford University Graduate School of Business and a B.S. from Yale University.

     WILLIAM E. ENGBERS joined the Company's Board of Directors in September 1995. Since 1996, Mr. Engbers has been a Director of Venture Capital for Allstate Insurance Company. From 1989 to 1996 Mr. Engbers was Venture Group Manager for Allstate Insurance Co. He also serves on the Board of Directors of La Jolla Pharmaceutical Company and DM Management, each of which is publicly traded.

     ROBERT E. CURRY, PH.D. joined the Company's Board of Directors in September 1995. Since 1991, Dr. Curry has been a General Partner and Vice President of the Sprout Group, a venture capital management firm and affiliate of DLJ, one of the underwriters in this offering. Dr. Curry also serves on the Boards of Directors of AutoCyte, Inc., Biocircuits Corp., Diatide, Inc., Nanogen, Inc., and Photon Technology International, Inc. and several private companies. He holds an M.S. and Ph.D. in Chemistry from Purdue University and received his B.S. from the University of Illinois.

     JOSEPH F. LOVETT joined the Company's Board of Directors in August 1993. Since 1988, Mr. Lovett has been a General Partner of Medical Science Partners venture fund. From 1985 to 1988, Mr. Lovett was Executive Vice President of Damon Biotech, a biotechnology company. Mr. Lovett holds an M.B.A. from California State Polytechnic Institute and received his B.A. from the University of Vermont.

MEDICAL ADVISORS

     The Company has assembled a Medical Advisory Board comprised of six individuals who are prominent in the field of urology research. Members of the Medical Advisory Board review the Company's research and development activities and are available for consultation with the Company's management and staff relating to their respective areas of expertise. Several of the members of the Medical Advisory Board meet more frequently, on an individual basis, with the Company's management and staff to discuss the Company's ongoing research and development projects.

     The names and background of the current members of the Medical Advisory Board are set forth below:

     ANTHONY M. ATALA, M.D. has been a member of the Department of Urology at Children's Hospital and Medical Center, an affiliate of Harvard Medical School, since 1990. Dr. Atala is currently the Director of the Tissue Engineering Program, is in charge of the Bladder Reconstruction Cohort and heads the Laboratory for Cellular Therapeutics in the Department of Urology. Dr. Atala is an Assistant Professor of Surgery (Urology) at Harvard Medical School. Dr. Atala is a member of the Board of Directors, the Medical Advisory Board and Chairman of the Research Scholar Program for the National Kidney Foundation of Massachusetts and Rhode Island. He is also Chairman of the Board of Directors for the National Bladder Foundation.

     MICHAEL MARBERGER, M.D., PH.D. has been Professor and Chairman of the Department of Urology of the Klinik Fur Urologie of the University of Vienna in Vienna, Austria since 1990.

     W. SCOTT MCDOUGAL, M.D. has been the Chief of Urology at Massachusetts General Hospital (Harvard Medical School) since 1991.

     MARTIN RESNICK, M.D. has been a Professor and Chairman of the Department of Urology of Case Western University of Cleveland, Ohio since 1981. Dr. Resnick is also affiliated with Metropolitan Hospital, the V.A. Hospital of Cleveland and Henry Ford Hospital.

     THOMAS STAMEY, M.D. has been a Professor at Stanford University since 1961. From 1961 to 1994, Dr. Stamey was the Chairman of the Department of Urology of Stanford University.

     RICHARD WILLIAMS, M.D. has been the Chairman of the Department of Urology of the University of Iowa Hospitals and Clinics since 1984. Dr. Williams also holds the Rubin H. Flock Endowed Chair in Urology.

BOARD COMPOSITION

     The Company currently has five directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held at the annual meeting of stockholders to be held in 1999; Class II, whose term will expire at the annual meeting of stockholders to be held in 2000; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2001. The Class I directors are Robert E. Curry, Ph.D. and Joseph F. Lovett, the Class II director is David H. Maupin and the Class III directors are Dick P. Allen and William E. Engbers.

     At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the Company's Bylaws provide that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company.

     Each officer is elected by and serves at the discretion of the Board of Directors. Each of the Company's officers and directors, other than its nonemployee directors, devote such time to the affairs of the Company as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of the Company.

BOARD COMMITTEES

     The Audit Committee of the Board of Directors (consisting of Dick P. Allen and Joseph F. Lovett) reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent accountants. The Compensation Committee of the Board of Directors (consisting of Robert E. Curry, Ph.D. and William E. Engbers) reviews and recommends to the Board the compensation and benefits of all executive officers of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company. The Board does not have a nominating committee or any committee currently performing the functions of a nominating committee.

DIRECTOR COMPENSATION

     The Company does not pay its directors for attending meetings of the Board of Directors or for serving on Committees of the Board of Directors. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings. From time to time, certain directors of the Company have received grants of options to purchase shares of the Company's Common Stock pursuant to the 1994 Stock Option Plan. After the closing of this offering, directors of the Company will be eligible to receive grants of options to purchase Common Stock pursuant to the 1998 Stock Option Plan. See "-- Incentive Stock Plans" and "Certain Transactions."

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information for the year ended December 31, 1997 regarding the compensation of the Company's Chief Executive Officer and the other executive officers of the Company whose salary and bonus for such fiscal year were in excess of $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                       1997 ANNUAL        ------------
                                                      COMPENSATION         SECURITIES     ALL OTHER
                                                  ---------------------    UNDERLYING    COMPENSATION
          NAME AND PRINCIPAL POSITION             SALARY($)    BONUS($)    OPTIONS(#)        ($)
David H. Maupin.................................   203,963           --      50,000             --
  President and Chief Executive Officer
Michael J. Magliochetti, Ph.D...................   176,947           --      50,000         15,000(1)
  Senior Vice President and Chief Technical
  Officer
Donald R. Beussink..............................    74,360           --      75,000         30,263(2)
  Vice President, Sales and Marketing
Steven J. Preiss................................    75,000           --      55,000         82,974(3)
  Vice President, Clinical and Regulatory
  Affairs

------------------------------
(1) Dr. Magliochetti received a $60,000 Housing Assistance Loan on October 3, 1994, which was forgiven in 1995, 1996 and 1997 in the amount of $15,000 per year plus accrued interest.

(2) Mr. Beussink was hired by the Company in June 1997 and received $30,263 for relocation expenses.

(3) Mr. Preiss was hired by the Company in April 1997. Mr. Preiss received $36,074 for relocation expenses, and a $46,900 loan to assist with housing costs, which has been repaid in full as of March 31, 1998.

     Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1997 to each of the Named Executive Officers:

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1997

                                            INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                                -----------------------------------------                   VALUE AT ASSUMED
                                NUMBER OF       PERCENT OF                               ANNUAL RATES OF STOCK
                                SECURITIES     TOTAL OPTIONS     EXERCISE                  PRICE APPRECIATION
                                UNDERLYING      GRANTED TO       OF BASE                   FOR OPTION TERM(2)
                                 OPTIONS       EMPLOYEES IN       PRICE     EXPIRATION   ----------------------
             NAME               GRANTED(#)   FISCAL 1997(%)(1)    ($/SH)       DATE       5%($)         10%($)
David H. Maupin...............    50,000           15.9            0.20      02/04/02      2,763         6,105
Michael J. Magliochetti,
  Ph.D........................    25,000            8.0            0.20      02/04/02      1,381         3,053
                                  25,000            8.0            0.50      12/05/02      3,454         7,631
Donald R. Beussink............    75,000           23.9            0.50      06/17/02     10,361        22,894
Steven J. Preiss..............    35,000           11.2            0.20      04/01/02      1,934         4,274
                                  20,000            6.4            0.50      12/05/02      2,763         6,105

------------------------------
(1) In 1997, the Company granted employees options to purchase an aggregate of 313,500 shares of Common Stock.

(2) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

     Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. No options were exercised by the Named Executive Officers in 1997. The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options held at December 31, 1997:

         AGGREGATE OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1997 AND
                       OPTION VALUES AT DECEMBER 31, 1997

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                   DECEMBER 31, 1997(#)(1)       DECEMBER 31, 1997($)(2)
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
David H. Maupin................................     38,750        88,750
Michael J. Magliochetti, Ph.D..................    104,167        95,833
Donald R. Beussink.............................         --        75,000
Steven J. Preiss...............................         --        55,000

------------------------------
(1) Based upon an assumed fair market value of $       per share as of the date
    of this Prospectus less the exercise price per share.

(2) Based upon an assumed initial public offering price of $       less the
    exercise price per share.

INCENTIVE STOCK PLANS

     1994 Stock Plan. The Company's 1994 Stock Plan, as amended and restated (the "1994 Plan") provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). The 1994 Plan, as amended and restated, was approved by the Board of Directors in April 1998 and is expected to be approved by the stockholders in May 1998. Unless terminated sooner, the 1994 Plan will terminate automatically in July 2004. A total of 1,610,000 shares of Common Stock are currently reserved for issuance pursuant to the 1994 Plan. The 1994 Plan may be administered by the Board of Directors or a committee of the Board (the "Administrator"), which Administrator shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options or SPRs granted, including, but not limited to, the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Board has the authority to amend, suspend or terminate the 1994 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1994 Plan. Options and SPRs granted under the 1994 Plan are not generally transferable by the optionee, other then by will or the laws of descent and distribution, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1994 Plan must generally be exercised within three months of the end of optionee's status as an employee or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of SPRs, unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator. The exercise price of all incentive stock options granted under the 1994 Plan must be at least equal to the fair market value of the Common Stock on the date of grant, unless adjusted by the Administrator to the fair market value on the date of such adjustment if the fair market value of the Company's Common Stock shall have declined since the date the option was granted. The exercise price of nonstatutory stock options and SPRs granted under the 1994 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of

Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant, unless adjusted by the Administrator to the fair market value on the date of such adjustment if the fair market value of the Company's Common Stock shall have declined since the date the option was granted. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock or any parent or subsidiary, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1994 Plan may not exceed ten years. The 1994 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, options may be granted with a per share exercise price of less than fair market value on the date of the grant and each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the Administrator shall provide for the optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of fifteen days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

     1998 Director Option Plan. Non-employee directors are entitled to participate in the 1998 Director Option Plan (the "Director Plan"). The Director Plan was adopted by the Board of Directors in April 1998 and is expected approved by the stockholders in May 1998, but it will not become effective until its approval which shall be required within 12 months of the Board's adoption of the Director Plan. The Director Plan has a term of ten years, unless terminated sooner by the Board. A total of 300,000 shares of Common Stock have been reserved for issuance under the Director Plan. The Director Plan provides for the automatic grant of 9,000 shares of Common Stock (the "First Option") to each non-employee director on the effective date of this offering. After the First Option is granted to the non-employee director, he or she shall automatically be granted an option to purchase 9,000 shares (a "Subsequent Option") each year on the date of the annual stockholder's meeting of the Company, if on such date he or she shall have served on the Board for at least six months. Each First Option and each Subsequent Option shall have a term of 10 years and the shares subject to the option shall vest in equal monthly increments over the one year period immediately following the date of grant. The exercise price of the First Option shall be the initial price to public of the shares offered in this Offering. The exercise price of each Subsequent Option shall be 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant. In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each option shall become fully vested and exercisable for a period of thirty days from the date the Board notifies the optionee of the option's full exercisability, after which period the option shall terminate. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within twelve months after such director's termination by death or disability, but in no event later than the expiration of the option's ten year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

     1998 Employee Stock Purchase Plan. The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was approved by the Board of Directors in April 1998 and is expected to be approved by the stockholders in May 1998. The Company has reserved a total of 300,000 shares of Common Stock for issuance thereunder. No shares have been issued under the Purchase Plan to date. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), will be administered by the Board of Directors of the Company or by a committee appointed by the Board of Directors. Under the Purchase Plan, the Company will withhold a specified percentage (not to exceed 15%) of each salary payment to participating employees over certain offering periods. Any employee who is currently employed for at least 30 hours per week will be eligible to participate in the Purchase Plan. Unless the Board of Directors or its committee determines otherwise, each offering period will run for 24 months and will be divided into four consecutive purchase periods of approximately six months. The first offering period will commence on the effective date of this Prospectus and will end on December 31, 1999. The first purchase period will commence on the effective date of this Prospectus and will end on December 31, 1998. New 24 month offering periods will commence every January 1 and July 1 thereafter. In the event of a change in control of the Company, including a merger of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, the offering and purchase periods then in progress will be shortened unless the rights to purchase stock are assumed by the successor or acquiring company. The price at which Common Stock will be purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. The maximum number of shares that a participant may purchase on the last day of any offering period is determined by dividing the payroll deductions accumulated during the purchase period by the purchase price. However, no person may purchase shares under the Purchase Plan to the extent such person would own and/or hold outstanding options to purchase 5% or more of the total combined value or voting power of all classes of the capital stock of the Company or of any of its subsidiaries, or to the extent that such person's rights to purchase stock under all employee stock purchase plans would accrue at a rate that exceeds $25,000 worth of stock for any calendar year. The Board of Directors may amend the Purchase Plan at any time. The Purchase Plan will terminate in April 2008, unless terminated earlier in accordance with the provisions of the Purchase Plan.

CHANGE OF CONTROL ARRANGEMENTS

     David H. Maupin and Michael J. Magliochetti, PhD. have been granted options to purchase Common Stock pursuant to option agreements that provide for acceleration of vesting of certain options so that such options shall immediately become fully exercisable in the event of certain changes of control.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for
(i) any breach of their duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

     The Company will, prior to the completion of this offering, enter into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

     In September and October 1995, the Company issued shares of Series B Preferred Stock to certain entities affiliated with directors of the Company and certain 5% stockholders of the Company at a purchase price of $2.00 per share. In June 1997, the Company issued shares of Series C Preferred Stock to certain entities affiliated with directors of the Company and certain 5% stockholders of the Company at a purchase price of $5.00 per share. The number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock and Series C Preferred Stock issued to each such entity is set forth below.

                                                                     NUMBER OF SHARES OF
                                                                         COMMON STOCK
                                                              ----------------------------------
                                                                 SERIES B           SERIES C
                                                              ---------------    ---------------
                      NAME OF INVESTOR                        PREFERRED STOCK    PREFERRED STOCK
ENTITIES AFFILIATED WITH DIRECTORS
Entities affiliated with Medical Science Partners II,
  L.P.......................................................       507,025                --
Entities affiliated with DIMA Ventures, Inc.................         8,775             9,000
Entities affiliated with Allstate Insurance Company.........       310,000           164,000
Entities affiliated with Sprout Capital VII, L.P............     1,250,000           278,000
OTHER 5% STOCKHOLDERS
Medtronic, Inc..............................................       200,000           118,000

     Pursuant to an Investor Rights Agreement, the holders of the Company's Preferred Stock agreed to vote their shares of Preferred Stock to fix the number of directors at five. Pursuant to this agreement, the board was to consist of one director designated by the holders of the Company's Series A Preferred Stock, to be designated by Medical Science Partners, L.P.; one director designated by the holders of the Company's Series B Preferred Stock, to be designated by Sprout Capital VII, L.P.; the duly elected, qualified and acting President of the Company; and two directors designated jointly by the President of the Company and all holders of the Company's Preferred Stock. Directors Robert E. Curry, Ph.D. and David H. Maupin have served as members of the board pursuant to this voting arrangement, which terminates upon completion of this offering.

     The Company entered into an agreement in March 1994 with David H. Maupin containing antidilution provisions which allowed Mr. Maupin to purchase additional shares of Common Stock at fair market value based upon a certain formula. In November 1995, the Company issued 42,500 shares of Common Stock at $0.20 per share under the agreement.

     The Company expects to enter into a financing arrangement with certain of its principal stockholders during April 1998. Under this arrangement, such stockholders would provide the Company with a line of credit of up to $5.0 million in the event that the Company requires any additional funding prior to receiving the net proceeds of this offering. In exchange for this line, the Company has agreed to issue warrants to the stockholders to purchase an aggregate of 50,000 shares of Common Stock at the initial public offering price per share. The remaining terms of this credit facility are currently being negotiated by the Company and such stockholders. To date, the Company has not borrowed any amounts under this arrangement.

     The Company has from time to time granted options and other compensation to its directors and executive officers.

     All future transactions, including any loans from the Company to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     This offering is being made pursuant to Rule 2720 of the Conduct Rules of the NASD because certain associates of DLJ own in excess of 10% of the Common Stock of the Company prior to this offering. Rule 2720 provides that, among other things, when an NASD member participates in the underwriting of equity securities of a company in which there exists a conflict of interest, the price at which such equity securities are to be distributed to the public can be no higher than that recommended by a qualified independent underwriter ("QIU") meeting certain standards. CIBC Oppenheimer Corp. will assume the responsibilities of acting as the QIU in connection with this offering.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998 and as adjusted to reflect the sale by the Company of the Common Stock offered hereby, by (i) each director of the Company, (ii) each Named Executive Officer, (iii) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, based on information furnished by the beneficial owners of the Common Stock listed below, the Company believes that such owners have sole investment and voting power with respect to such shares, subject to community property laws, where applicable.

                                                                                 PERCENTAGE OF
                                                                                  VOTING STOCK
                                                               NUMBER OF       BENEFICIALLY OWNED
                                                                 SHARES       --------------------
                                                              BENEFICIALLY     BEFORE      AFTER
                      NAME AND ADDRESS                          OWNED(1)      OFFERING    OFFERING
Entities affiliated with Medical Science Partners II,
  L.P.(2)...................................................   1,331,519       19.4%
  20 Williams Street, Suite 250
  Wellesley, MA 02181
Entities affiliated with Sprout Capital VII, L.P.(3)........   1,528,000        22.0
  3000 Sand Hill Road
  Building 4, Suite 270
  Menlo Park, CA 94025
Entities affiliated with Allstate Insurance Company(4)......     974,000        14.0
  3075 Sanders Road, Suite G5D
  Northbrook, IL 60062-2721
Medtronic, Inc..............................................     648,000         9.3
  7000 Central Avenue, N.E
  Minneapolis, MN 55432
Premier Medical Partner Fund................................     400,000         5.8
  12730 High Bluff Drive
  Suite 300
  San Diego, CA 92130-2099
Dick P. Allen(5)............................................      58,525        *
Donald R. Beussink(6).......................................      18,750        *
Robert E. Curry, Ph.D.(7)...................................   1,540,000        22.1
William E. Engbers(8).......................................     986,000        14.2
Joseph F. Lovett(9).........................................   1,343,519        19.3
David H. Maupin(10).........................................     392,448         5.6
Michael J. Magliochetti, Ph.D.(11)..........................     127,603         1.8
Steven J. Preiss(12)........................................       9,479        *
All directors and executive officers as a group(9 persons)
  (13)......................................................   4,476,324        61.7

------------------------------
  *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of Securities and Exchange Commission and includes voting or investment power with respect to securities. Percentage of beneficial ownership is based on 6,956,037 shares of Common Stock outstanding as of March 31, 1998 and shares of Common Stock outstanding after completion of this offering. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 1998 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

 (2) Includes 897,430 shares held by Medical Science Partners II, L.P., 330,000 shares held by Medical Science Partners, L.P., 98,583 shares held by Medical Science II Co-Investment, L.P.("MSP II"), 2,753 shares held by Eagle Constellation Fund Ltd. ("Eagle"), and 2,753 shares held by UEMCO XI Limited Partnership ("UEMCO"). MSP II, Eagle and UEMCO are limited partners of Medical

Science Partners II, L.P. Excludes 12,000 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1998 held by Joseph F. Lovett. See Note 9.

 (3) Includes 1,410,582 shares held by Sprout Capital VII, L.P. and 117,418 shares held by DLJ Capital Corporation. Excludes 12,000 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1998 held by Robert E. Curry, Ph.D. See Note 7. Sprout Capital VII, L.P. and DLJ Capital Corporation are affiliates of DLJ, one of the Underwriters in this offering.

 (4) Includes 602,840 shares held by Allstate Insurance Company, 283,500 shares held by Allstate Life Insurance Company, 40,500 shares held by Continental Trust Company, as Trustee for the Allstate Retirement Plan, 32,400 shares held by Continental Trust Company, as Trustee for the Agents Pension Plan, 8,200 shares held by CTC Illinois Trust Company, as Trustee for the Allstate Retirement Plan, and 6,560 shares held by CTC Illinois Trust Company, as Trustee for the Agents Pension Plan. Excludes 12,000 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1998 held by William E. Engbers. See Note 8.

 (5) Includes 13,500 shares held by DIMA Ventures Inc., 1,500 shares held by the Brett Richard Allen Trust DTD 10/12/81, 1,500 shares held by the Jennifer Lee Allen Trust DTD 10/12/81, and 1,275 shares held in the Allen Investment Partnership. Also includes 40,750 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1998. Mr. Allen is a director of the Company and President of DIMA Ventures, Inc. Mr. Allen disclaims beneficial ownership of the shares held by Allen Investment Partnership except to the extent of his proportionate partnership interest therein.

 (6) Includes 18,750 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

 (7) Includes 1,410,582 shares held by Sprout Capital VII, L.P. and 117,418 shares held by DLJ Capital Corporation. Dr. Curry is a director of the Company and a general partner of Sprout Capital VII, L.P. Dr. Curry disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein. Sprout Capital is an affiliate of DLJ, one of the underwriters in this offering. Also includes 12,000 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

 (8) Includes 602,840 shares held by Allstate Insurance Company, 283,500 shares held by Allstate Life Insurance Company, 40,500 shares held by Continental Trust Company, as Trustee for the Allstate Retirement Plan, 32,400 shares held by Continental Trust Company, as Trustee for the Agents Pension Plan, 8,200 shares held by CTC Illinois Trust Company, as Trustee for the Allstate Retirement Plan, and 6,560 shares held by CTC Illinois Trust Company, as Trustee for the Agents Pension Plan. Mr. Engbers is a director of the Company and a Director of Venture Capital at Allstate Insurance Company. Mr. Engbers disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate interest therein. Also includes 12,000 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

 (9) Includes 897,430 shares held by Medical Science Partners II, L.P., 330,000 shares held by Medical Science Partners, L.P., 98,583 shares held by MSP II, 2,753 shares held by Eagle and 2,753 shares held by UEMCO. MSP II, Eagle, and UEMCO are limited partners of Medical Science Partners II, L.P. Mr. Lovett is a director of the Company and a general partner of Medical Science Partners II, L.P., and Medical Science Partners, L.P.. Mr. Lovett disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate partnership interest therein. Also includes 12,000 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

(10) Includes 62,448 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

(11) Includes 127,603 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

(12) Includes 9,479 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

(13) Includes 295,030 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon completion of this offering, the total number of shares of all classes of stock which the Company has authority to issue will be 50,000,000 shares of Common Stock, par value $0.01 per share and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of March 31, 1998, 1,121,633 shares of Common Stock were issued and outstanding and held by 12 stockholders and 5,834,404 shares of Preferred Stock were issued and outstanding and held by 46 stockholders. All outstanding shares of Preferred Stock will be converted into shares of Common Stock upon completion of this offering.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation or dissolution of the Company, holders of Common Stock would be entitled to share in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate in the future.

PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to provide in the issuance of one or more series of Preferred Stock, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. Issuances of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     The holders of approximately 5,834,404 shares of Common Stock (assuming the conversion of all outstanding shares of Preferred Stock into Common Stock upon completion of this offering) (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. The holders of at least 35% of the Registrable Securities may require, on two occasions, that the Company use its best efforts to register the Registrable Securities for public resale, provided, among other limitations, that the proposed aggregate selling price to the public is at least $2 million. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of at least 15% of the Registrable Securities may also require the Company, on four occasions, but not more than once during any 12-month period, to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $250,000. The Company will not be required to effect any registration, other than a registration on

Form S-3 or any successor form relating to secondary offerings within six months after the effective date of any other Registration Statement of the Company. All registration expenses must be borne by the Company and all selling expenses relating to Registrable Securities must be borne by the holders of the securities being registered. The holders of Registrable Securities have waived their right to have shares of Common Stock registered under the Securities Act as part of this offering and for a period of 180 days after the date of this Prospectus.

CERTAIN CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUE

     Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is Norwest Bank Minnesota, N.A. Its telephone number is (800) 468-9716.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse, or the availability of such shares for sale, could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon the completion of this offering, the Company will have shares of Common Stock outstanding, assuming no exercise of the Underwriters'
over-allotment option. Of these shares, the           shares sold in this
offering will be freely tradable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. As a result of lock-up agreements between certain stockholders and the Underwriters, the remaining 6,956,037 shares will not become available for sale in the public market until 180 days after the date of this Prospectus subject in some cases to the volume and other restrictions of Rule 144 and Rule 701 of the Securities Act. Shares of Common Stock outstanding upon completion of this offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the 1933 Act, which rules are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of
(i) one percent of the number of shares of Common Stock then outstanding
(approximately        shares immediately after this offering) or (ii) the
average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this offering are entitled to sell such shares 90 days after the closing of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

     Each of the Company, its executive officers and directors and certain stockholders of the Company has agreed, subject to certain exceptions, not to
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or substantially all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of the Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its stockholders has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

     Approximately 90 days after the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 covering shares issuable under the Company's 1994 Stock Plan (including shares subject to then outstanding options under such plans), 1998 Director Option Plan and 1998 Employee Stock Purchase Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act after expiration of the applicable lock-up agreements.

                                  UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement dated
          , 1998 (the "Underwriting Agreement"), the Underwriters named below, (the "Underwriters"), who are represented by DLJ and CIBC Oppenheimer Corp. (collectively, the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite their names below.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
CIBC Oppenheimer Corp.......................................

                                                              ---------
          Total.............................................
                                                              =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $     per share.
The Underwriters may allow, and such dealers may re-allow, to certain other
dealers a concession not in excess of $     per share. After the initial
offering of the Common Stock, the public offering price and other selling terms may be changed by the Representative at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in
whole or in part, up to an aggregate of        additional shares of Common Stock
at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Each of the Company, its executive officers and directors and certain of the stockholders of the Company has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its stockholders has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent. The Company and each of its executive officers, directors and certain stockholders of the Company have also waived any right of first refusal that they may have with respect to the Common Stock issued pursuant to this offering.

     Prior to this offering, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial public offering include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operation of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.

     Other than in the U.S., no action has been taken by the Company or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of the Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation in unlawful.

     In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     This offering is being made pursuant to Rule 2720 of the Conduct Rules of the NASD because certain associates of DLJ own in excess of 10% of the Common Stock of the Company prior to this offering. Rule 2720 provides that, among other things, when an NASD member participated in the underwriting of equity securities of a company in which there exists a conflict of interest, the price at which such equity securities are to be distributed to the public can be no higher than that recommended by a qualified independent underwriter meeting certain standards. CIBC Oppenheimer Corp. will assume responsibilities of acting as the QIU in connection with this offering.

                            VALIDITY OF COMMON STOCK

     The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the Underwriters by Sullivan & Cromwell, Los Angeles, California. Mario M. Rosati and Christopher D. Mitchell, members of Wilson Sonsini Goodrich & Rosati, are the Secretary and Assistant Secretary of the Company. Members of and investment partnerships affiliated with Wilson Sonsini Goodrich & Rosati beneficially own 3,350 shares of the Company's Common Stock.

                                    EXPERTS

     The audited financial statements included in this Prospectus and the Registration Statement have been audited by McGladrey & Pullen, LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of prescribed fees. Such information is also available electronically by means of the Commission's web site on the Internet at http://www.sec.gov.

                                 UROSURGE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
INDEPENDENT AUDITORS' REPORT................................    F-2
FINANCIAL STATEMENTS
  Balance sheets............................................    F-3
  Statements of operations..................................    F-4
  Statements of stockholders' equity........................    F-5
  Statements of cash flows..................................    F-6
  Notes to financial statements.............................    F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
UroSurge, Inc.
Coralville, Iowa

     We have audited the accompanying balance sheets of UroSurge, Inc., a development stage company, as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995, 1996 and 1997 and the period from August 6, 1993, date of incorporation, to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Urosurge, Inc., as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1995, 1996 and 1997 and the period from August 6, 1993, date of incorporation, to December 31, 1997 in conformity with generally accepted accounting principles.

                                                         MCGLADREY & PULLEN, LLP

Iowa City, Iowa
April 6, 1998

                                 UROSURGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                                                   1996          1997
ASSETS
Current Assets
  Cash and cash equivalents.................................    $2,113,202    $   136,990
  Short-term investments....................................            --      3,129,396
  Trade and other receivables...............................        18,663        140,495
  Inventories...............................................        50,385        930,204
  Prepaid expenses..........................................        47,556        149,589
                                                                ----------    -----------
         Total current assets...............................     2,229,806      4,486,674
                                                                ----------    -----------
Leasehold Improvements and Equipment (Note 3)
  Leasehold improvements....................................       257,130        353,764
  Furniture and office equipment............................       189,944        369,731
  Production equipment......................................        63,370        285,125
                                                                ----------    -----------
                                                                   510,444      1,008,620
  Less accumulated depreciation.............................        96,956        203,237
                                                                ----------    -----------
                                                                   413,488        805,383
                                                                ----------    -----------
Intangibles, primarily licenses, less accumulated
  amortization 1996 $57,444; 1997 $93,996 (Note 2)..........       247,251        233,762
                                                                ----------    -----------
                                                                $2,890,545    $ 5,525,819
                                                                ==========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt (Note 3).............    $   34,415    $    64,963
  Accounts payable..........................................       375,001        816,263
  Accrued expenses..........................................         1,424         10,465
  License fees payable (Note 2).............................       132,400         50,000
                                                                ----------    -----------
         Total current liabilities..........................       543,240        941,691
                                                                ----------    -----------
Long-Term Debt (Note 3).....................................        92,870        109,728
                                                                ----------    -----------
Commitments and Contingencies (Notes 2, 4, 6, and 8)
Stockholders' Equity (Note 4)
  Preferred stock, $.01 par value; participating;
    convertible; authorized 7,220,000 shares; to be issued
    in Series:
    Series A, issued 1,685,000 shares, liquidation
     preference $1,685,000..................................        16,850         16,850
    Series B, issued 2,675,000 shares, liquidation
     preference $5,350,000..................................        26,750         26,750
    Series C, issued 1,474,404 shares, liquidation
     preference $7,372,020..................................            --         14,744
  Common stock, $.01 par value; authorized 15,000,000
    shares; issued 1996 1,097,591 shares; 1997 1,121,633
    shares..................................................        10,976         11,216
  Additional paid-in capital................................     6,961,661     15,155,720
  Deferred compensation (Note 5)............................            --       (738,444)
  (Deficit) accumulated during the development stage........    (4,761,802)   (10,012,436)
                                                                ----------    -----------
                                                                 2,254,435      4,474,400
                                                                ----------    -----------
                                                                $2,890,545    $ 5,525,819
                                                                ==========    ===========

                       See Notes to Financial Statements.

                                 UROSURGE, INC
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
          YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND PERIOD FROM AUGUST 6, 1993, DATE OF INCORPORATION, TO DECEMBER 31, 1997

                                                                                     CUMULATIVE
                                                                                    TOTALS SINCE
                                             1995          1996          1997       INCORPORATION
Net revenues...........................   $        --   $    20,166   $    11,707   $     31,873
                                          -----------   -----------   -----------   ------------
Operating expenses:
  Cost of revenues.....................            --        12,649         5,432         18,081
  Research and development.............       848,301     1,940,795     3,594,613      6,621,921
  Marketing and sales..................         2,200       270,823       391,877        664,900
  General and administrative...........       466,207       771,047     1,479,722      3,266,223
                                          -----------   -----------   -----------   ------------
          Total operating expenses.....     1,316,708     2,995,314     5,471,644     10,571,125
                                          -----------   -----------   -----------   ------------
          Loss from operations.........    (1,316,708)   (2,975,148)   (5,459,937)   (10,539,252)
Financial income (expense):
  Interest income......................        85,003       184,099       187,010        492,980
  Interest expense.....................        (2,454)       (6,386)       (9,023)       (17,863)
                                          -----------   -----------   -----------   ------------
          Loss before income taxes.....    (1,234,159)   (2,797,435)   (5,281,950)   (10,064,135)
Income tax credits (Note 7)............            --        20,383        31,316         51,699
                                          -----------   -----------   -----------   ------------
          Net loss.....................   $(1,234,159)   (2,777,052)   (5,250,634)   (10,012,436)
                                          ===========   ===========   ===========   ============
Basic and diluted loss per share.......   $     (1.23)  $     (2.58)  $     (4.72)
                                          ===========   ===========   ===========
Weighted average shares outstanding....       999,510     1,076,987     1,111,267
                                          ===========   ===========   ===========
Pro forma basic and diluted loss per
  share................................                               $      (.84)
                                                                      ===========
Shares used in computing pro forma
  basic and diluted loss per share.....                                 6,281,282
                                                                      ===========

                       See Notes to Financial Statements.

                                 UROSURGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND PERIOD FROM AUGUST 6, 1993,
                  DATE OF INCORPORATION, TO DECEMBER 31, 1997

                                                   SERIES A              SERIES B              SERIES C
                                                PREFERRED STOCK       PREFERRED STOCK       PREFERRED STOCK        COMMON STOCK
                                              -------------------   -------------------   -------------------   -------------------
                                               SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
Balance, August 6, 1993, date of
 incorporation..............................         --   $    --          --   $    --          --   $    --          --   $    --
 Issuance of common stock to founders:
   March 9, 1994 ($.01 per share)...........         --        --          --        --          --        --     660,000     6,600
   October 3, 1994 ($.01 per share).........         --        --          --        --          --        --     330,000     3,300
 Issuance of preferred stock:
   March 11, 1994 ($1.00 per share).........  1,675,000    16,750          --        --          --        --          --        --
   November 2, 1994 ($1.00 per share).......     10,000       100          --        --          --        --          --        --
   Stock issuance costs.....................         --        --          --        --          --        --          --        --
 Net (loss).................................         --        --          --        --          --        --          --        --
                                              ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balance, December 31, 1994..................  1,685,000    16,850          --        --          --        --     990,000     9,900
 Issuance of preferred stock:
   September 29, 1995 ($2.00 per share)              --        --   2,550,000    25,500          --        --          --        --
   October 24, 1995 ($2.00 per share)                --        --     125,000     1,250          --        --          --        --
   Stock issuance costs.....................         --        --          --        --          --        --          --        --
 Collection of stock subscription
   receivable...............................         --        --          --        --          --        --          --        --
 Issuance of common stock under license
   agreement on November 7, 1995............         --        --          --        --          --        --      63,112       631
 Net (loss).................................         --        --          --        --          --        --          --        --
                                              ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balance, December 31, 1995..................  1,685,000    16,850   2,675,000    26,750          --        --   1,053,112    10,531
 Issuance of common stock ($.20 per share)
   on June 14, 1996 (Note 4)................         --        --          --        --          --        --      42,500       425
 Exercise of stock options (Note 5).........         --        --          --        --          --        --       1,979        20
 Net (loss).................................         --        --          --        --          --        --          --        --
                                              ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balance, December 31, 1996..................  1,685,000    16,850   2,675,000    26,750          --        --   1,097,591    10,976
 Exercise of stock options (Note 5).........         --        --          --        --          --        --      24,042       240
 Issuance of preferred stock:
   June 13, 1997 ($5.00 per share)'                  --        --          --        --   1,464,404    14,644          --        --
   August 12, 1997 ($5.00 per share)                 --        --          --        --      10,000       100          --        --
   Stock issuance costs.....................         --        --          --        --          --        --          --        --
 Deferred compensation related to grant of
   stock options (Note 5)...................         --        --          --        --          --        --          --        --
 Amortization of deferred compensation......         --        --          --        --          --        --          --        --
 Net (loss).................................         --        --          --        --          --        --          --        --
                                              ---------   -------   ---------   -------   ---------   -------   ---------   -------
Balance, December 31, 1997..................  1,685,000   $16,850   2,675,000   $26,750   1,474,404   $14,744   1,121,633   $11,216
                                              =========   =======   =========   =======   =========   =======   =========   =======

                                                                            (DEFICIT)
                                                                           ACCUMULATED
                                              ADDITIONAL      DEFERRED      DURING THE       STOCK
                                                PAID-IN     COMPENSATION   DEVELOPMENT    SUBSCRIPTION
                                                CAPITAL       (NOTE 5)        STAGE        RECEIVABLE       TOTAL
Balance, August 6, 1993, date of
 incorporation..............................  $        --    $      --     $         --     $    --      $        --
 Issuance of common stock to founders:
   March 9, 1994 ($.01 per share)...........           --           --               --          --            6,600
   October 3, 1994 ($.01 per share).........           --           --               --      (3,300)              --
 Issuance of preferred stock:
   March 11, 1994 ($1.00 per share).........    1,658,250           --               --          --        1,675,000
   November 2, 1994 ($1.00 per share).......        9,900           --               --          --           10,000
   Stock issuance costs.....................      (14,838)          --               --          --          (14,838)
 Net (loss).................................           --           --         (750,591)         --         (750,591)
                                              -----------    ---------     ------------     -------      -----------
Balance, December 31, 1994..................    1,653,312           --         (750,591)     (3,300)         926,171
 Issuance of preferred stock:
   September 29, 1995 ($2.00 per share)         5,074,500           --               --          --        5,100,000
   October 24, 1995 ($2.00 per share)             248,750           --               --          --          250,000
   Stock issuance costs.....................      (23,154)          --               --          --          (23,154)
 Collection of stock subscription
   receivable...............................           --           --               --       3,300            3,300
 Issuance of common stock under license
   agreement on November 7, 1995............           --           --               --          --              631
 Net (loss).................................           --           --       (1,234,159)         --       (1,234,159)
                                              -----------    ---------     ------------     -------      -----------
Balance, December 31, 1995..................    6,953,408           --       (1,984,750)         --        5,022,789
 Issuance of common stock ($.20 per share)
   on June 14, 1996 (Note 4)................        8,075           --               --          --            8,500
 Exercise of stock options (Note 5).........          178           --               --          --              198
 Net (loss).................................           --           --       (2,777,052)         --       (2,777,052)
                                              -----------    ---------     ------------     -------      -----------
Balance, December 31, 1996..................    6,961,661           --       (4,761,802)         --        2,254,435
 Exercise of stock options (Note 5).........        2,164           --               --          --            2,404
 Issuance of preferred stock:
   June 13, 1997 ($5.00 per share)'             7,307,376           --               --          --        7,322,020
   August 12, 1997 ($5.00 per share)               49,900           --               --          --           50,000
   Stock issuance costs.....................      (25,866)          --               --          --          (25,866)
 Deferred compensation related to grant of
   stock options (Note 5)...................      860,485     (860,485)              --          --               --
 Amortization of deferred compensation......           --      122,041               --          --          122,041
 Net (loss).................................           --           --       (5,250,634)         --       (5,250,634)
                                              -----------    ---------     ------------     -------      -----------
Balance, December 31, 1997..................  $15,155,720    $(738,444)    $(10,012,436)    $    --      $ 4,474,400
                                              ===========    =========     ============     =======      ===========

                       See Notes to Financial Statements.

                                 UROSURGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
          YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND PERIOD FROM AUGUST 6, 1993, DATE OF INCORPORATION, TO DECEMBER 31, 1997

                                                                                     CUMULATIVE
                                                                                    TOTALS SINCE
                                             1995          1996          1997       INCORPORATION
Cash Flows from Operating Activities
  Net (loss)...........................   $(1,234,159)  $(2,777,052)  $(5,250,634)  $(10,012,436)
  Adjustments to reconcile net (loss)
     to net cash (used in) operating
     activities:
     Depreciation......................        33,570        64,462       106,281        204,879
     Amortization of intangibles.......        17,271        32,824        38,489         99,260
     Amortization of deferred
       compensation....................            --            --       122,041        122,041
     Accretion of discount on
       short-term investments..........       (35,561)      (58,876)      (31,650)      (126,087)
     Changes in certain working capital
       items:
       Trade and other receivables.....         3,329         7,323      (121,832)      (140,495)
       Inventories.....................            --       (50,385)     (879,819)      (930,204)
       Prepaid expenses................       (93,325)       57,769      (102,033)      (149,589)
       Accounts payable and accrued
          expenses.....................       108,530       211,176       450,303        826,727
                                          -----------   -----------   -----------   ------------
          Net cash (used in) operating
            activities.................    (1,200,345)   (2,512,759)   (5,668,854)   (10,105,904)
                                          -----------   -----------   -----------   ------------
Cash Flows from Investing Activities
  Purchase of short-term investments...    (3,505,417)           --    (6,097,746)   (10,930,444)
  Proceeds from maturities of
     short-term investments............     1,147,218     3,000,000     3,000,000      7,927,135
  Payments for license agreements......       (50,000)      (90,933)     (107,400)      (273,333)
  Purchase of leasehold improvements
     and equipment.....................      (322,858)     (134,297)     (450,728)      (911,588)
  Other................................            --        (4,617)           --         (9,689)
                                          -----------   -----------   -----------   ------------
          Net cash provided by (used
            in) investing activities...    (2,731,057)    2,770,153    (3,655,874)    (4,197,919)
                                          -----------   -----------   -----------   ------------
Cash Flows from Financing Activities
  Proceeds from long-term debt.........       120,000            --        40,000        160,000
  Payments on long-term debt...........       (11,111)      (32,829)      (40,042)       (83,982)
  Proceeds from issuance of capital
     stock, net of issuance costs......     5,330,777         8,698     7,348,558     14,364,795
                                          -----------   -----------   -----------   ------------
          Net cash provided by (used
            in) financing activities...     5,439,666       (24,131)    7,348,516     14,440,813
                                          -----------   -----------   -----------   ------------
          Increase (decrease) in cash
            and cash equivalents.......   $ 1,508,264   $   233,263   $(1,976,212)  $    136,990
Cash and cash equivalents:
  Beginning............................       371,675     1,879,939     2,113,202             --
                                          -----------   -----------   -----------   ------------
  Ending...............................   $ 1,879,939   $ 2,113,202   $   136,990   $    136,990
                                          ===========   ===========   ===========   ============
Supplemental disclosures:
  Noncash financing for equipment......   $    26,996   $    24,230   $    47,448   $     51,226
  Noncash financing for licenses.......            --       173,333        25,000        173,333

                       See Notes to Financial Statements.

                                 UROSURGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: The Company has acquired various licenses that allow it to develop, manufacture and market devices for the diagnosis, treatment and management of urinary incontinence and other genito-urinary conditions.

     Risk and uncertainties: The Company is in the development stage. It needs to obtain regulatory approval from the Food and Drug Administration ("FDA") prior to selling many of its products within the United States, and foreign regulatory approval must be obtained to sell many of its products internationally. There can be no assurance that the Company's products will receive regulatory approvals and a substantial amount of time may pass before significant revenue is realized. In addition, the primary component of one of the Company's products is purchased from a single supplier under an agreement that expires in 2000, subject to an automatic two-year extension.

     Accounting estimates: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of the Company's significant accounting policies follows:

     Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all cash accounts which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments with a maturity of three months or less, to be cash equivalents.

     Short-term investments: Short-term investments include certificates of deposit of $2,000,000 and held to maturity U.S. Government securities of $1,129,396 which the Company has the positive intent and ability to hold to maturity and are stated at amortized cost. The fair value of U.S. Government securities, which matured in early 1998, approximates their carrying value.

     Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market. The inventories consist primarily of purchased materials available for sale and to be used in research and development activities.

     Leasehold improvements and equipment: Leasehold improvements and equipment are stated at cost. Depreciation of furniture and equipment is computed primarily by accelerated methods over estimated useful lives of five to seven years. Leasehold improvements are amortized by the straight-line method over the terms of the leases, plus optional renewals.

     Licenses: License acquisition costs are amortized by the straight-line method over their estimated economic life which varies between five and fifteen years. These licenses are periodically reviewed for impairment based upon an assessment of future operations to ensure that they are appropriately valued.

     Revenue recognition: Sales of medical devices are recognized as the products are shipped.

     Research and development: Research and development costs are charged to expense as incurred.

     Deferred income taxes: Deferred income taxes are provided under the liability method whereby deferred tax assets are recognized for deductible temporary differences and net operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely

                                 UROSURGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Stock options issued to employees and directors: Compensation expense for stock issued through a stock option plan is accounted for using the intrinsic value based method of accounting prescribed by APB Opinion 25, Accounting for Stock Issued to Employees. Under this method, compensation is measured as the difference, if any, between the fair value of the stock at the date of award less the amount required to be paid for the stock. The difference, if any, is charged to expense over the periods of service.

     The estimated fair value used for the stock options granted was determined on a periodic basis by the Company's Board of Directors.

     Stock options issued to nonemployees: The Company uses the Black-Scholes model to determine the fair value of stock options issued to nonemployees. The fair value of options granted is amortized and expensed over the period of service.

     Loss per share: The FASB has issued SFAS No. 128, "Earnings Per Share," which supersedes APB Opinion No. 15. SFAS No. 128 requires the presentation of basic and diluted earnings (loss) per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities outstanding. Basic per share amounts are computed by dividing net income (loss) (the numerator) by the weighted-average number of common shares outstanding (the denominator). Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock unless the effect is to reduce the loss or increase the income per common share from continuing operations. The dilutive effect of stock options is reflected by application of the treasury stock method and the dilutive effect of convertible preferred stock is reflected by application of the if-converted method. For each of the periods basic and diluted loss per share were the same since there was no dilutive effect from stock options or convertible preferred stock. There are no issuances of stock options that are considered "nominal issuances" under the Securities and Exchange Commission's Staff Accounting Bulletin No. 98.

     Pro forma basic and diluted loss per share for the year ended December 31, 1997 is computed using the weighted average number of outstanding shares of common stock determined above and the assumed conversion of Series A, B and C convertible preferred stock into common stock (as of their date of original issuance), which will occur upon the completion of the initial public offering, as contemplated herein.

     Fair value of financial instruments: The fair value of all the financial instruments approximates their carrying value since all are liquid or have short maturities.

     Recent accounting pronouncements: In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period, resulting from transactions and other events and circumstances from nonowner sources. The impact of adopting SFAS No. 130, which is effective for the Company in 1998, has not been determined.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS No. 131 is effective for the Company in 1998. The Company operates in one business segment.

                                 UROSURGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2.  LICENSES

     The Company has acquired seven licenses that allow it to develop, manufacture and market a number of products. The licenses require the payment of royalties which vary up to 6% of the revenues related to the products.

     One license requires additional fees totaling $75,000 contingently payable if the Company is able to meet specified regulatory milestones and receives FDA clearance for the licensed product. This license also requires additional license fees of $900,000 over five years upon receiving FDA approval.

     Royalty expense totaled $0, $637, $1,067 and $1,704 for the years ended December 31, 1995, 1996 and 1997 and the period from August 6, 1993, date of incorporation, to December 31, 1997.

NOTE 3.  PLEDGED ASSETS AND RELATED DEBT

     The Company has various notes payable, collateralized by equipment and leasehold improvements, totaling $174,690 as of December 31, 1997. These notes are due in various monthly and annual installments through June 2002.

NOTE 4.  STOCKHOLDERS' EQUITY

     The Company has issued three series of convertible preferred stock under investment agreements as follows: 1,685,000 shares of Series A convertible preferred stock, ($.01 par value) ("Series A") for $1.00 per share under an Investment Agreement dated March 11, 1994, 2,675,000 shares of Series B convertible preferred stock, ($.01 par value) ("Series B") for $2.00 per share under an Investment Agreement dated September 29, 1995 and 1,474,404 shares of Series C convertible preferred stock, ( $.01 par value) ("Series C") for $5.00 per share under an Investment Agreement dated June 13, 1997.

     Dividends: In each fiscal year of the Company, the holders of Series A, Series B and Series C (collectively, the "Preferred") shall be entitled to receive, when and if declared by the Board of Directors, dividends in preference to the holders of Common Stock ("Common") in an amount per share at least equal to the product of (i) the per share amount, if any, of the cash dividend declared, paid or set aside for the Common during such fiscal year, multiplied by (ii) the number of whole shares of Common into which each such share of Preferred is then convertible. Dividends on the Preferred shall not be cumulative.

     Liquidation preference: In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A, Series B and Series C shall be entitled to receive in preference to the holders of Common amounts equal to $1.00, $2.00 and $5.00 per share, respectively, plus declared and unpaid dividends. Thereafter the holders of Common shall receive the remaining assets of the Company. A consolidation or merger or sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up for purposes of the liquidation preference.

     Voting rights: Pursuant to an Investor Rights Agreement, the holders of the Company's Preferred Stock agreed to vote their shares of Preferred Stock to fix the number of directors at five. Pursuant to this agreement, the board was to consist of one director designated by the holders of the Company's Series A Preferred Stock, to be designated by Medical Science Partners, L.P.; one director designated by the holders of the Company's Series B Preferred Stock, to be designated by Sprout Capital VII, L.P.; the duly elected, qualified and acting President of the Company and two directors designated jointly by the President of the Company; and all holders of the Company's Preferred Stock. Directors Robert E. Curry, Ph.D. and David H. Maupin have served as members of the board pursuant to this voting arrangement, which terminates upon completion of the initial public offering.

                                 UROSURGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Protective provisions: So long as there shall be issued and outstanding at least 67% of the total number of shares of Preferred ever issued, the Company shall not, without first obtaining the affirmative vote of not less then 67% of the then outstanding shares of Preferred (i) merge or consolidate into or with any other corporation or sell all or substantially all of the Company's assets;
(ii) voluntarily or involuntarily liquidate, dissolve or wind up the Company or its business; (iii) amend, repeal or add any provision to the Company's Certificate of Incorporation if such action would alter or change any of the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred, or increase or decrease the total number of authorized shares of Preferred; (iv) authorize or issue any new or existing class or series of capital stock (or any securities convertible into or exercisable for any shares of capital stock) having any preference or priority as to amounts distributable upon liquidation superior to or on parity with the Preferred; (v) reclassify any Common into shares having any preference or priority as to amounts distributable upon liquidation superior to or on parity with the Preferred; or (vi) pay or declare any dividend or distribution on any shares of its capital stock, or redeem, retire, repurchase or acquire any shares of its capital stock (except for shares repurchased in accordance with restricted stock purchase agreements with employees, consultants or directors previously approved by the Board of Directors.)

     Conversion: Each share of Preferred may be converted at the holder's option at any time into one share of Common, subject to adjustment as provided below.

     Automatic conversion: The Preferred will be automatically converted into Common at its then applicable conversion rate upon the earlier of (i) the closing of an underwritten public offering of more than $15,000,000 of Company stock for not less than $7.50 per share (a "Qualified Public Offering"), or (ii) the date on which there are issued and outstanding a number of shares of Preferred equal to less than 33% of the total number of shares of Preferred ever issued by the Company.

     Conversion price adjustments: The conversion price of the Series A, Series B and Series C shall be subject to adjustment (i) proportionately for stock splits, stock dividends, recapitalization, reclassifications, reorganizations, etc. and (ii) on a broad-based weighted-average basis if the Company issues additional shares of Common or Common equivalents (other than a total of 1,010,000 shares of Common under board approved stock option/stock purchase plans and certain other customary exclusions) at a purchase price less than the applicable conversion price. The conversion prices of the Series A, Series B and Series C shall initially be $1.00, $2.00 and $5.00, respectively. The holders of 67% of each of the outstanding Series A, Series B and Series C may elect to waive any price-based antidilution adjustment to the conversion price of their stock.

     Right of first refusal: In the event that the Company issues equity securities or securities convertible or exercisable for equity securities (other than up to 1,010,000 shares of Common issued pursuant to board approved stock option/stock purchase plans and certain other customary exclusions), each of the holders of Preferred shall be given the right to purchase a percentage of such securities, on the same basis as the other investors, equal to the percentage ownership of the Company (on a fully diluted basis) it holds prior to such issuance, with an additional right of overallotment. A holder of Preferred may apportion such holder's rights among itself and such general partners, officers and other affiliates in such proportions as it deems appropriate. These rights shall terminate upon the closing of the Company's first Qualified Public Offering.

NOTE 5.  EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution 401(k) plan covering all employees fulfilling minimum age and service requirements. Employee contributions to the plan are optional. The plan does not provide for a contribution by the employer.

     The Company has a Stock Option Plan for certain officers, directors, employees and consultants whereby 1,010,000 shares of Common have been reserved for issuance. Options for 763,500 shares of Common have

                                 UROSURGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

been granted as of December 31, 1997 to certain officers, directors, employees and consultants at prices equal to the estimated fair value of the stock at the date of the grant and are exercisable and vest in a range from immediately to over a four-year period. The options expire five years from the date of the grants.

     For certain options granted, the Company recognizes as compensation expense the excess of the deemed value for accounting purposes of the Common stock issuable upon exercise of such options over the aggregate exercise price of such options. In connection with these grants, $860,485 of deferred compensation has been recorded. This compensation expense is being amortized over the vesting period of each option. Compensation expense under the Plan totaled $122,041 for the year ended December 31, 1997.

     A summary of the status of the Company's Stock Option Plan is as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                                           EXERCISE
                                                                SHARES      PRICE
Outstanding at date of inception............................         --     $  --
  Granted...................................................    177,000      0.10
                                                                -------
Outstanding at December 31, 1994............................    177,000      0.10
  Granted...................................................     43,500      0.10
  Granted...................................................    137,000      0.20
                                                                -------
Outstanding at December 31, 1995............................    357,500      0.14
  Granted...................................................     33,500      0.20
  Exercised on September 20, 1996...........................     (1,979)     0.10
  Forfeited.................................................     (3,021)     0.10
                                                                -------
Outstanding at December 31, 1996............................    386,000      0.15
  Granted...................................................    174,000      0.20
  Granted...................................................    198,500      0.50
Exercised:
  April 26, 1997............................................    (10,000)     0.10
  May 31, 1997..............................................       (625)     0.10
  June 10, 1997.............................................    (10,000)     0.10
  October 3, 1997...........................................     (2,667)     0.10
  October 3, 1997...........................................       (750)     0.20
                                                                -------
Outstanding at December 31, 1997............................    734,458      0.26
                                                                =======

     Other pertinent information related to the options outstanding at December 31, 1997 is as follows:

                                                             WEIGHTED
                                                              AVERAGE
                                                            REMAINING
                                               OPTIONS    CONTRACTUAL        OPTIONS
EXERCISE PRICE                             OUTSTANDING           LIFE    EXERCISABLE
$0.10..................................      192,208          1.6          157,008
 0.20..................................      343,750          3.6          114,791
 0.50..................................      198,500          4.7            3,333
                                             -------                       -------
                                             734,458                       275,132
                                             =======                       =======

                                 UROSURGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Upon merger or sale of the Company, an additional 171,460 shares would become fully exercisable. As of December 31, 1997, options to purchase 246,500 shares of Common were available for future grants.

     The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." Had the Company elected to measure compensation based on the grant date fair value of awards granted (the method described in FASB Statement No. 123), reported net loss and loss per share would have been changed to the pro forma amounts indicated below:

                                                   YEAR ENDED DECEMBER 31,
                                          -----------------------------------------
                                             1995           1996           1997
Pro forma net loss....................    $(1,234,345)   $(2,779,311)   $(5,318,835)
Pro forma basic and diluted loss per
  share...............................    $     (1.23)   $     (2.58)   $     (4.79)

     The pro forma amounts shown above are estimated using the following assumptions for grants in 1995, 1996 and 1997: no dividends, no price volatility, risk-free interest rate of 5.84%, 6.27% and 5.71% and expected life of options of four years.

     Subsequent to December 31, 1998, the Company reserved an additional 600,000 shares for future issuance under the plan discussed above, adopted a 1998 director stock option plan and a 1998 employee stock purchase plan. (see Note 9)

NOTE 6.  LEASE COMMITMENTS

     The Company leases its office building under a lease agreement that expires June 30, 2000 with one five-year option to renew, whereby it pays monthly rentals of $7,003 plus property taxes, special assessments, insurance and maintenance costs. The Company signed a lease in December 1997 for an adjoining building to be used for manufacturing. This lease commences on January 1, 1998 and requires monthly rentals of $8,050 plus property taxes, special assessments, insurance and maintenance costs. The lease term is 29 months with one five year option to renew. The Company plans to exercise both renewal options.

     Estimated future minimum lease payments under operating leases are as follows:

            YEAR ENDING DECEMBER 31:
1998............................................    $180,634
1999............................................     180,634
2000............................................      82,268
                                                    --------
                                                    $443,536
                                                    ========

     The rent expense for the years ended December 31, 1995, 1996, 1997 and the period from August 6, 1993, date of incorporation, to December 31, 1997 was $54,414, $91,597, $91,597 and $239,153, respectively.

                                 UROSURGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7. INCOME TAXES

     The composition of the income taxes (credits) are as follows:

                                                                              AUGUST 6,
                                                                                1993,
                                                                               DATE OF
                                                                            INCORPORATION,
                                            YEAR ENDED DECEMBER 31,               TO
                                        --------------------------------     DECEMBER 31,
                                          1995        1996        1997           1997
Current.............................    $     --    $(20,383)   $(31,316)      $(51,699)
Deferred............................          --          --          --             --
                                        --------    --------    --------       --------
                                              --    $(20,383)   $(31,316)      $(51,699)
                                        ========    ========    ========       ========

     The effective income tax rate is different than the statutory federal tax rate as follows:

                                                                                        AUGUST 6,
                                                                                          1993,
                                                                                         DATE OF
                                                                                      INCORPORATION,
                                                      YEAR ENDED DECEMBER 31,               TO
                                                -----------------------------------    DECEMBER 31,
                                                  1995        1996         1997            1997
Income taxes (credits) at federal rate of
  34%........................................   $(419,600)  $(944,200)  $(1,754,400)   $(3,373,400)
State income taxes (credits) net of federal
  benefit....................................     (74,000)   (141,500)     (279,500)      (540,000)
Federal research and development tax
  credits....................................     (27,300)    (75,600)     (229,400)      (332,300)
State research and development tax credits...          --     (20,383)      (31,316)       (51,699)
Nondeductible expenses.......................         900       2,400         5,500          9,600
Valuation allowance..........................     520,000   1,158,900     2,257,800      4,236,100
                                                ---------   ---------   -----------    -----------
                                                $      --   $ (20,383)  $   (31,316)   $   (51,699)
                                                =========   =========   ===========    ===========

     Net deferred income taxes consist of the following components as of December 31, 1996 and 1997:

                                                                  1996          1997
Net operating loss carryforwards............................   $ 1,818,200   $ 3,836,500
Research and development credits                                   102,900       332,300
Other temporary differences.................................        57,200        67,300
Less valuation allowance....................................    (1,978,300)   (4,236,100)
                                                               -----------   -----------
         Net deferred income taxes..........................   $        --   $        --
                                                               ===========   ===========

     A valuation allowance totaling $4,236,100 as of December 31, 1997 was established since it is uncertain if the Company will receive future income tax benefit from loss carryovers. The amount of the carryforward is approximately $9,591,000 of which $630,000 expires in 2009, $1,178,000 expires in 2010,
$2,690,000 expires in 2011 and $5,093,000 expires in 2012.

     The above loss carryforwards are subject to certain annual limitations resulting from issuances of equity securities and may be further limited by additional issuances. Such events could limit the eventual tax utilization of these carryforwards.

NOTE 8.  COMMITMENTS AND CONTINGENCIES

     The Company has clinical service agreements with various research institutions and medical centers who conduct clinical studies on behalf of the Company and bill the Company as services are performed.

                                 UROSURGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company is completing improvements to a leased building to be used as a manufacturing facility. Leasehold improvements and other capital equipment purchases with an estimated cost of $500,000 are anticipated through the second quarter of 1998.

NOTE 9.  SUBSEQUENT EVENTS

     In April 1998 the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to issue its common stock in an initial public offering. The Company plans to use the proceeds to fund ongoing and future clinical trials, research and development, marketing and sales activities, expansion of manufacturing capabilities and for working capital and general corporate purposes.

     In April 1998 the Company's Board of Directors approved a Restated Certificate of Incorporation which eliminates the previous class of preferred stock, authorizes a class of undesignated preferred stock and changes the number of common shares authorized to 50,000,000 shares. The Restated Articles are to be filed following the effectiveness of the initial public offering.

     In April 1998 the Company's Board of Directors approved a 1998 Director Option Plan and has reserved 300,000 shares of common stock for issuance under the plan. Nonemployee directors will annually be granted a nonstatutory option to purchase 9,000 shares of common stock at the fair value on the date of the grant, with the option vesting over four years.

     In April 1998 the Company's Board of Directors approved a 1998 Employee Stock Purchase Plan and has reserved 300,000 shares for issuance under the plan. The Company will withhold up to 15% of salary for participating employees, who may acquire common stock at 85% of fair value of the common stock on the dates specified in the plan.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   15
Dividend Policy.......................   15
Capitalization........................   16
Dilution..............................   17
Selected Financial Data...............   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   22
Management............................   42
Certain Transactions..................   49
Principal Stockholders................   50
Description of Capital Stock..........   52
Shares Eligible for Future Sale.......   54
Underwriting..........................   55
Validity of Common Stock..............   56
Experts...............................   57
Additional Information................   57
Index to Financial Statements.........  F-1

                               ------------------

  UNTIL                , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                             SHARES

                                      LOGO

                                 UROSURGE, INC.

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE
              SECURITIES CORPORATION

                                CIBC OPPENHEIMER
                                           , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $ 11,942
NASD filing fee.............................................     4,548
Nasdaq National Market listing fee..........................    44,000
Printing and engraving costs................................   150,000
Legal fees and expenses.....................................   250,000
Accounting fees and expenses................................   150,000
Blue Sky fees and expenses..................................    12,000
Transfer Agent and Registrar fees...........................     7,000
Miscellaneous expenses......................................   170,510
                                                              --------
          Total.............................................  $800,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in the terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Restated Certificate of Incorporation (Exhibit 3.1 hereto) and the Registrant's Bylaws (Exhibit 3.3 hereto) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant also intends to enter into agreements with its directors and executive officers that will require the Registrant among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by Delaware law.

     The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since March 31, 1995, the Registrant has issued and sold the following unregistered securities:

          (a) Since March 31, 1995, the Registrant has granted stock options to employees, consultants and directors under its stock option plans covering an aggregate of 782,500 shares of the Registrant's Common Stock, at exercise prices ranging from $0.10 to $2.00 per share. Since March 31, 1995, the Registrant has issued 794,500 shares of Common Stock to employees, consultants and directors upon exercise of stock options.

          (b) In September and October 1995, Registrant sold 2,675,000 shares of Series B Preferred Stock to 18 private investors at a purchase price of $2.00 per share.

          (c) In June 1997, Registrant sold 1,474,404 shares of Series C Preferred Stock to 36 private investors at a purchase price of $5.00 per share.

     The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

      EXHIBIT
      NUMBER                               DESCRIPTION
    -----------                            -----------
        1.1        Form of Underwriting Agreement.
        3.1        Restated Certificate of Incorporation of the Registrant as
                   currently in effect.
        3.2        Form of Restated Certificate of Incorporation to be in
                   effect upon completion of offering.
        3.3        Bylaws of the Registrant, as currently in effect.
        3.4        Bylaws of the Registrant, as proposed to be amended in
                   connection with this offering.
        4.1*       Specimen Common Stock Certificate.
        5.1*       Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
                   Corporation.
       10.1        Form of Amended and Restated 1994 Stock Plan.
       10.2        Form of 1998 Employee Stock Purchase Plan.
       10.3        Form of 1998 Director Option Plan.
       10.4        Three-Party Agreement dated October 31, 1994 by and between
                   University of Iowa Research Park Corporation, Myriad
                   Developers, L.C. and the Registrant.
       10.5        Lease Agreement dated December 12, 1997 between Myriad
                   Developers, L.C. and the Registrant.
       10.6**      Development and Supply Agreement dated April 19, 1995 by and between the Registrant and a contract supplier.
       10.7**      License Agreement dated October 14, 1993, as amended and
                   assigned to the Registrant on February 23, 1994, with
                   Children's Medical Center Corporation.
       10.8**      Exclusive License Agreement dated June 30, 1996 between The
                   Regents of the University of California and the Registrant
                   for Electrode Acupuncture System.
       10.9        Iowa Department of Economic Development CEBA Loan Agreement
                   dated August 21, 1997 by and between the Iowa Department of
                   Economic Development and the Registrant.
       10.10       Amendment No. 1 to Iowa Department of Economic Development
                   CEBA Loan Agreement dated September 22, 1994.
       10.11       Restated Investors Rights Agreement dated June 13, 1997.
       10.12       Form of Indemnification Agreement.
       10.13*      Form of Note and Warrant Agreement.
       11.1        Calculation of earnings per share.
       23.1        Consent of McGladrey & Pullen, LLP, Independent Auditors.
       23.2*       Consent of Wilson Sonsini Goodrich & Rosati (included in
                   Exhibit 5.1).

      EXHIBIT
      NUMBER                               DESCRIPTION
    -----------                            -----------
       24.1        Power of Attorney (included in II-4).
       27.1        Financial Data Schedule.

---------------
 * To be filed by amendment.

** Confidential treatment has been requested for certain portions of this exhibit.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing as specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coralville, State of Iowa, on the 9th day of April, 1998.

                                          UROSURGE, INC.

                                          By:      /s/ DAVID H. MAUPIN

                                            ------------------------------------
                                                      David H. Maupin,
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. Maupin and Randal L. Owens and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                     TITLE                     DATE

                 /s/ DAVID H. MAUPIN                      President, Chief Executive      April 9, 1998
-----------------------------------------------------        Officer and Director
                   David H. Maupin                           (Principal Executive
                                                                   Officer)

                 /s/ RANDAL L. OWENS                      Vice President of Finance       April 9, 1998
-----------------------------------------------------    and Chief Financial Officer
                   Randal L. Owens                         (Principal Financial and
                                                             Accounting Officer)

                  /s/ DICK P. ALLEN                                Director               April 9, 1998
-----------------------------------------------------
                    Dick P. Allen

               /s/ WILLIAM E. ENGBERS                              Director               April 9, 1998
-----------------------------------------------------
                 William E. Engbers

              /s/ ROBERT E. CURRY, PHD.                            Director               April 9, 1998
-----------------------------------------------------
                Robert E. Curry, PhD.

                /s/ JOSEPH F. LOVETT                               Director               April 9, 1998
-----------------------------------------------------
                  Joseph F. Lovett

                                 EXHIBIT INDEX

                                                                                 SEQUENTIALLY
      EXHIBIT                                                                      NUMBERED
      NUMBER                         DESCRIPTION OF DOCUMENT                         PAGE
    -----------    ------------------------------------------------------------  ------------
        1.1        Form of Underwriting Agreement.
        3.1        Restated Certificate of Incorporation of the Registrant as
                   currently in effect.
        3.2        Form of Restated Certificate of Incorporation to be in
                   effect upon completion of offering.
        3.3        Bylaws of the Registrant, as currently in effect.
        3.4        Bylaws of the Registrant, as proposed to be amended in
                   connection with this offering.
        4.1*       Specimen Common Stock Certificate.
        5.1*       Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
                   Corporation.
       10.1        Form of Amended and Restated 1994 Stock Plan.
       10.2        Form of 1998 Employee Stock Purchase Plan.
       10.3        Form of 1998 Director Option Plan.
       10.4        Three-Party Agreement dated October 31, 1994 by and between
                   University of Iowa Research Park Corporation, Myriad
                   Developers, L.C. and the Registrant.
       10.5        Lease Agreement dated December 12, 1997 between Myriad
                   Developers, L.C. and the Registrant.
       10.6**      Development and Supply Agreement dated April 19, 1995 by and between the Registrant and a contract supplier.
       10.7**      License Agreement dated October 14, 1993, as amended and
                   assigned to the Registrant on February 23, 1994, with
                   Children's Medical Center Corporation.
       10.8**      Exclusive License Agreement dated June 30, 1996 between The
                   Regents of the University of California and the Registrant
                   for Electrode Acupuncture System.
       10.9        Iowa Department of Economic Development CEBA Loan Agreement
                   dated August 21, 1997 by and between the Iowa Department of
                   Economic Development and the Registrant.
       10.10       Amendment No. 1 to Iowa Department of Economic Development
                   CEBA Loan Agreement dated September 22, 1994.
       10.11       Restated Investors Rights Agreement dated June 13, 1997.
       10.12       Form of Indemnification Agreement.
       10.13*      Form of Note and Warrant Agreement.
       11.1        Calculation of earnings per share.
       23.1        Consent of McGladrey & Pullen, LLP, Independent Auditors.
       23.2*       Consent of Wilson Sonsini Goodrich & Rosati (included in
                   Exhibit 5.1).
       24.1        Power of Attorney (included in II-4).
       27.1        Financial Data Schedule.

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 * To be filed by amendment.

** Confidential treatment has been requested for certain portions of this exhibit.